Exhibit 10.29

FRANCHISE LICENSE AGREEMENT

HAMPTON INN BOWLING GREEN

(BOWLING GREEN, KENTUCKY)

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11. TRANSFER	13

a. Our Transfer	13
b. Your Transfer	13

12. CONDEMNATION AND CASUALTY	18

a. Condemnation	18
b. Casualty	18
c. No Extensions of Term	18

13. TERM OF LICENSE	18

14. TERMINATION	18

a. Termination, Suspension or Other Interim Remedies by Us on Advance Notice	18
b. Immediate Termination by Us	20
c. Liquidated Damages upon Termination by Us	21
d. De-identification of Hotel Upon Termination	22
e. Special Termination	22

15. RELATIONSHIP OF PARTIES	23

a. No Agency Relationship	23
b. Notices to Public Concerning Your Independent Status	23

16. MISCELLANEOUS	23

a. Severability and Interpretation	23
b. Governing Law and Jurisdiction	23
c. Exclusive Benefit	24
d. Entire Agreement	24
e. Consent; Business Judgment	24
f. Notices	25
g. General Release	25
h. Estoppel Certificate	25
i. Descriptive Headings	25
j. Representations and Warranties	25
k. Time	26
l. Counterparts	26
m. Performance Requirements/Responsibilities	26
n. Informational Copies	26
o. Restricted Persons and Anti-bribery Representations and Warranties	26

17. WAIVER OF JURY TRIAL	26

ATTACHMENT A - PERFORMANCE CONDITIONS: CHANGE OF OWNERSHIP	1

ATTACHMENT B - RIDER TO FRANCHISE LICENSE AGREEMENT	1

EXHIBIT A - PRODUCT IMPROVEMENT PLAN

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FRANCHISE LICENSE AGREEMENT

Dated as of the date set forth on the Rider attached as Attachment B (the “Rider”) between the licensor entity set forth on the Rider (“we,” “us,” “our” or “Licensor”), and the licensee entity (“you,” “your” or “Licensee”), the name and address of which is set forth on the Rider.

INTRODUCTION

We are a subsidiary of Hilton Hotels Corporation, a Delaware corporation (“HHC”). HHC and its subsidiaries and affiliates (collectively, “Hilton”) own, license, lease, operate, manage and provide various services for a network of hotels, inns, conference centers, timeshare properties and other operations (the “Network”). Hilton has authorized us to grant licenses for selected, first-class, independently owned or leased hotel properties, to operate under the brand name set forth in the Rider (the “Licensed Brand”). You have expressed an interest in operating the property identified on the Rider under the Licensed Brand. You have confirmed to us that you (i) independently investigated the risks of operating a hotel under the Licensed Brand, including current and potential market conditions, and competitive factors and risks, and have made an independent evaluation of all such matters, and (ii) reviewed our uniform franchise offering circular (“UFOC”). After doing so, you have expressed a desire to enter into this Franchise License Agreement (the “Agreement”) with us to obtain a license to use the Licensed Brand in the operation of a hotel at the address set forth in the Rider.

NOW, THEREFORE, in consideration of the premises and the undertakings and commitments of each party to the other party as set forth in this Agreement the parties agree as follows:

1. Definitions

The following capitalized terms will have the meanings set forth after each term:

a. The Hotel. The Hotel is the property you will operate under this Agreement. The “Hotel” includes all structures, facilities, appurtenances, furniture, fixtures, equipment, and entry, exit, parking and other areas located on the site we have approved for your business, or located on any land we approve in the future for additions, signs, parking or other facilities.

b. The Marks. References to the “Marks” will include the Licensed Brand service marks and all other service marks, copyrights, trademarks, logos, insignia, emblems, symbols, designs, slogans, distinguishing characteristics, trade names, domain names, and all other marks or characteristics associated or used with or in connection with the System (as defined in Subparagraph 1c.), and similar intellectual property rights, that we designate from time to time to be used in the System.

c. The System. The “System” is defined as, and consists of, the elements we designate from time to time to identify hotels operating worldwide under the Licensed Brand (as defined in the Rider and as may in certain jurisdictions be preceded or followed by a supplementary identifier such as “by Hilton”) that provide to the consuming public a similar, distinctive, high quality hotel service. “System hotels” means hotels we license to operate under the System and to use the Licensed Brand name. The System currently includes the Licensed Brand and the Marks; access to a reservation service; advertising, publicity and other marketing programs and materials; training programs and materials; standards, specifications and policies for construction, furnishing, operation, appearance and service of the Hotel we refer to in this Agreement or in the Manual (as defined in Subparagraph 1.d.); and programs for our inspecting the Hotel and consulting with you. We may add elements to the System or modify, alter or delete elements of the System at our sole option.

d. The Manual. References to the “Manual” will include all written standards and requirements we adopt from time to time for constructing, equipping, furnishing, supplying, operating, maintaining and marketing System hotels, including the Hotel. Changes made in the Manual will apply to System hotels as specified and may not apply to all System hotels. We may set forth these standards and requirements in one or more documents or guides. All of these items, as we modify them from time to time, will be considered the Manual. We will change the Manual from time to time. We will notify you at least thirty (30) days before any change becomes effective. You will be responsible for the costs of complying with the Manual, including any changes.

e. Including. The word “including,” whenever used in this Agreement, will mean “including, by way of example, but without limitation.”

f. License Term. References to the “License Term” will mean the period from the date of this Agreement (as set forth in the Rider) through the expiration of this Agreement.

2. Grant of License

We hereby grant to you and you hereby accept a non-exclusive license (the “License”) to use the System at, and in connection with the operation of, the Hotel, in accordance with the terms of this Agreement.

This Agreement does not limit our right, or the right of any of our present or future owners, subsidiaries, and affiliated entities (the “Entities”), to own, license or operate any other business of any nature (“Other Businesses”), including a hotel, inn, conference center, timeshare property, lodging facility or similar business, whether under the Licensed Brand, or as a competitive brand, or otherwise. We reserve the right to engage in any Other Businesses, even if they compete with the Hotel, the System, or the Licensed Brand, and whether we start those businesses, or purchase, merge with, acquire, are acquired by, or affiliate with, such businesses. We may also: (a) use or license to others all or part of the System; (b) use the facilities, programs, services and/or personnel used in connection with the System in Other Businesses; and (c) use the System, the Licensed Brand, and the Marks, in the Other Businesses. You acknowledge and agree that you are not acquiring any rights other than the non-exclusive right to use the System to operate the Hotel under the Licensed Brand at the site licensed under this Agreement and in accordance with the terms of this Agreement. You acknowledge and agree that you have no rights and will not make any claims, demands or damages arising from or related to any of the foregoing activities, and you acknowledge and agree that such activities will not give rise to any liability on our part, including liability for claims for unfair competition, breach of contract, breach of any applicable implied covenant of good faith and fair dealing, or divided loyalty.

The Hotel will be initially known by the trade name set forth in the Rider (the “Trade Name”). We may change the Trade Name and/or the Licensed Brand name and/or any of the Marks at any time at our sole option, but we will not change the principal name identified in the Rider. You may not change the Trade Name without our specific written consent. You acknowledge and agree that you are not acquiring the right to use any service marks, copyrights, trademarks, logos, designs, insignia, emblems, symbols, slogans, distinguishing characteristics, trade names, domain names or other marks or characteristics owned by Hilton or the Entities that we do not specifically designate to be used in the System.

3. Our Responsibilities

a. Training. We will specify required and optional training programs and provide these programs at various locations. We may charge you for (i) required training services and materials and (ii) optional training services and materials we provide to you. You are also responsible for all travel, lodging and other expenses you or your employees incur in attending these programs.

b. Reservation Services. We will, directly or indirectly, furnish you with the Reservation Service (as defined in Subparagraph 6.a.(15) below). This service will be furnished to you on the same basis as is furnished to other System hotels, subject to the provisions of Subparagraph 14.a.(3) below.

c. Consultation. We may, from time to time at our sole discretion, make available to you consultation and advice in areas such as operations, facilities, and marketing on the same basis as other Licensed Brand hotels. We have the right to establish fees in advance or on a project-by-project basis, for consultation and advice you request.

d. Arrangements for Marketing, Etc. Periodically, we or one of the Entities will publish and make available to the traveling public a directory of System hotels, including the Hotel. Additionally, we will include the Hotel, or cause the Hotel to be included in (i) national or regional group advertising of System hotels, and (ii) international, national and regional market programs offered by us or the Entities; subject to and in accordance with our general practice for System hotels.

We will use your Monthly Program Fee (as defined in Subparagraph 7.a. below) to pay for various programs to benefit the System, including (i) advertising, promotion, publicity, public relations, market research, and other marketing programs; (ii) developing and maintaining Licensed Brand directories and Internet sites; (iii) developing and maintaining the Reservation Service systems and support; and (iv) administrative costs and overhead related to the administration or direction of these projects and programs. We will have the sole right to determine how we spend these funds, including sole control over the creative concepts, materials and media used in the programs, the placement and allocation of advertising, and the selection of promotional programs. We may enter into arrangements for development, marketing, operations, administrative, technical and support functions, facilities, programs, services and/or personnel with any other entity, including any Hilton entity and any of the Entities. You acknowledge that Monthly Program Fees are intended for the benefit of the System, and will not simply be used to promote or benefit any one property or market. We will have no obligation in administering any activities paid by the Monthly Program Fee to make expenditures for you that are equivalent or proportionate to your payments, or to ensure that the Hotel benefits directly or proportionately from such expenditures. We may create any programs and allocate monies derived from Monthly Program Fees to any regions or localities, as we consider appropriate in our sole judgment. The aggregate of Monthly Program Fees paid to us by System hotels does not constitute a trust or “advertising fund” and we are not a fiduciary with respect to the Monthly Program Fees paid by you and other System hotels. We are not obligated to expend funds in excess of the amounts received from System hotels. If any interest is earned on unused Monthly Program Fees, we will use the interest before using the principal. The Monthly Program Fee does not cover your costs of participating in any optional marketing programs and promotions offered by us or Hilton from time to time in which you voluntarily choose to participate. These fees also do not cover the cost of operating the Hotel in accordance with the standards in the Manual.

e. Inspections/Compliance Assistance. We will administer a quality assurance program for the System which may include conducting periodic inspections of the Hotel and guest satisfaction surveys and audits to ensure compliance with System standards. We have the right to inspect the Hotel and its operations at any time, with or without prior notice to you, and to determine if the Hotel is in compliance with the standards and rules of operation set forth in this Agreement and in the Manual. If the Hotel fails to comply with such standards and rules of operation, we may, at our option and at your cost, require an action plan to correct the deficiencies. You must then take all steps necessary to correct any deficiencies within the times we establish. You may be charged a fee (“Quality Assurance Re-Evaluation Fee”), and you will provide complimentary accommodations for the quality assurance auditor, each time we conduct a special on-site quality assurance re-evaluation (a) after the Hotel has failed a regular quality assurance evaluation or (b) to verify that deficiencies noted in a quality assurance evaluation report or property improvement plan have been corrected or completed by the required dates. The Quality Assurance Re-Evaluation fee is currently $1,500 and is subject to change by us from time to time provided that any change will be established in the Manual. Our approval of an action plan does not waive any rights we may have under this Agreement, nor does it relieve you of any obligations under this Agreement. We will also have the right to place materials required for System and Hilton purposes at the Hotel.

f. Manual. We will issue the Manual to you, and any revisions and updates we may make to the Manual.

g. Equipment and Supplies. We will make available to you for use in the Hotel various purchase, lease, or other arrangements for exterior signs, operating equipment, operating supplies, and furnishings, which we or Hilton may have and which we make available to other System hotels.

4. Proprietary Rights

You acknowledge, and will not contest, either directly or indirectly during the License Term or after termination or expiration of this Agreement: (i) our (and/or any Entities’) ownership of, rights to and interest in the System, Licensed Brand, Marks and any of their element(s) or component(s), including present and future distinguishing characteristics; (ii) our sole right to grant licenses to use all or any element(s) or component(s) of the System; (iii) that we (and/or the Entities) are the owner of (or the licensee of, with the right to sub-license) all right, title and interest in and to the Licensed Brand and the Marks used in any form and in any design, alone or in any combination, together with the goodwill they symbolize; and (iv) the validity or ownership of the Marks. You acknowledge that these Marks have acquired a secondary meaning which indicates that the Hotel, Licensed Brand and System are operated by or with Hilton’s approval. All improvements and additions to, or associated with, the System, all Marks, and all goodwill arising from your use of the System and the Marks, will inure to our benefit and become our property (or the Entities), even if you develop them. At our request, you will promptly assign to us any rights or registrations to the Marks that you obtain. You acknowledge that you are not entitled to receive any payment or other value from us or from any of the Entities for any goodwill associated with your use of the System or the Marks, or any element(s) or component(s) of the System.

5. Proprietary Marks

a. Use of Trade Name. You will operate under, and prominently display, the Marks in the Hotel. You will not adopt any other names in operating the Hotel that we do not approve. You also will not use any of the Marks, or the word “Hilton,” or other Network trademarks, trade names or service marks, or any similar word(s) or acronyms, in (i) your corporate, partnership, business or trade name except as we provide in this Agreement or the Manual, or (ii) any Internet-related name (including a domain name), except as we provide in this Agreement or in the Manual, or (iii) any business operated separately from the Hotel, including the name or identity of developments adjacent to or associated with the Hotel. You agree that any unauthorized use of the Marks will be an infringement of our rights and a material breach of this Agreement.

b. Trademark Disputes. We and you each agree that the protection of the Marks and their distinguishing characteristics as standing for the System is important to all of us. Accordingly, you will immediately notify us of any infringement or dilution of or challenge to your use of any of the Marks and will not, absent a court order or our prior written consent, communicate with any other person regarding any such infringement, dilution, challenge or claim. We will take the action we deem appropriate with respect to such challenges and claims and have the sole right to handle disputes concerning use of all or any part of the Marks or the System. You will extend your full cooperation to us at your reasonable expense in these matters. You appoint us as your exclusive attorney-in-fact, to prosecute, defend and/or settle all disputes of this type at our sole option. You will sign any documents we believe are necessary to prosecute, defend or settle any dispute or obtain protection for the Marks and the System and assign to us any claims you may have related to these matters. Our decision as to the prosecution, defense and settlement of the dispute will be final. All recoveries made as a result of disputes regarding use of all or part of the System or the Marks will be for our account.

c. Web Sites. You may not register, own, maintain or use any domain names, World Wide Web or other electronic communications sites (collectively, “Site(s)”), relating to the Network or the Hotel or that include the Marks. The only domain names, Sites, or Site contractors that you may use relating to the Hotel or this Agreement are those we assign or otherwise approve in writing. You also agree to obtain our prior written approval concerning any third-party Site in which the Hotel will be listed, and any proposed links between such Site and any other Site(s) (“Linked Sites”) and any proposed modifications to all Sites and Linked Sites. All Sites containing any of the Marks and any Linked Sites must advertise, promote, and reflect on the Hotel and the System in a first-class, dignified manner. You acknowledge and agree that our right to approve all materials is necessitated by the fact that those materials will include and be linked with our Marks. Therefore, any use of the Marks on the World Wide Web, the Internet, or any computer network/electronic distribution, must conform to our requirements, including the identity and graphics standards for all System hotels. Given the changing nature of this technology, we have the right to withhold our approval, and to withdraw any prior approval, and to modify our requirements.

You acknowledge that you may not, without a legal license or other legal right, post on your Site(s) any material in which any third party has any direct or indirect ownership interest (including video clips, photographs, sound bites, copyrighted text, trademarks or service marks, or any other text or image in which any third party may claim intellectual property ownership interests). You also agree to incorporate on your Site(s) any information we require in the manner we deem necessary to protect our Marks.

Upon the expiration or termination of this Agreement, you agree to irrevocably assign and transfer to us (or to our designee) all of your right, title and interest in any domain name listings and registrations which contain any reference to our Marks, System, Network or Licensed Brand, and will notify the applicable domain name registrar(s) of the termination of your right to use any domain name or Site(s) associated with the Marks or the Licensed Brand, and will authorize and instruct the cancellation of the domain name, or transfer of the domain name to us (or our designee), as we specify. You will also delete all references to our Marks, System, Network or Licensed Brand from any Site(s) you own, maintain or operate beyond the expiration or termination of this Agreement.

d. Covenant. You agree, as a direct covenant with Hilton, that you will comply with all of the provisions of this Agreement related to the manner, terms and conditions of the use of the Marks, and the termination of any right on your part to use any of the Marks. You agree that any non-compliance by you with this covenant, the terms of this Agreement, or any unauthorized or improper use of the System or the Marks will cause irreparable damage to us and/or to the Entities. You therefore agree that if you engage in this non-compliance, or unauthorized and/or improper use of the System or the Marks during or after the License Term, Hilton, its successors and assigns, separately or along with us, will be entitled to both temporary and permanent injunctive relief against you from any court of competent jurisdiction, in addition to all other remedies that Hilton or we may have at law. You consent to the entry of such temporary and permanent injunctions. You will be responsible for payment of all costs and expenses, including, reasonable attorneys’ fees, which we and/or Hilton and/or the Entities may incur in connection with your non-compliance with this covenant.

6. Your Responsibilities

a. Operational and Other Requirements. During the License Term, you agree to:

(1) promptly pay to us, or reimburse us for, all amounts due to us and/or Hilton as Monthly Royalty Fees, Monthly Program Fees, and other charges, and for goods and services you or your agents purchase from us and/or Hilton, including those set forth in Paragraph 7 below;

(2) operate the Hotel twenty-four (24) hours a day every day, except as we may otherwise permit based on special circumstances;

(3) operate, furnish, maintain and equip the Hotel in a clean, safe and orderly manner and in first-class condition in accordance with the provisions of this Agreement and the Manual, and in compliance with all laws, enactments, orders and regulations applicable to the management and operation of the Hotel or the performance of the terms of this Agreement, including maintaining and conducting your business in accordance with sound business and financial practices;

(4) provide efficient, courteous and high-quality service to the public;

(5) adopt, use and comply with the standards, requirements, services, products, programs, materials, specifications, policies, methods, procedures, and techniques set forth in the Manual, as it may be amended by us from time to time, and keep your Manual current at all times;

(6) comply with System standards, specifications and requirements regarding the purchase of products and services, including furniture, fixtures, equipment, food, operating supplies, consumable inventories, merchandise for resale to be used at, and/or sold from, the Hotel, in-room entertainment, computer networking, and any and all other items used in the operation of the Hotel (collectively, the “Supplies”), including our specifications for all Supplies. We may from time to time require you to purchase a particular brand of product (“Required Brand”); however, you may purchase this Required Brand from any authorized source of distribution;

(7) comply with System standards, specifications and requirements as to the types and levels of services, amenities and products that either must or may be used, promoted or offered at or in connection with the Hotel;

(8) install, display, and maintain signage displaying or containing the Licensed Brand name and other distinguishing characteristics in accordance with plans, specifications and standards we establish for System hotels;

(9) comply with System requirements for the training of persons involved in the operation of the Hotel, including completion by the general manager and other key personnel of the Hotel of a training program for operation of the Hotel under the System at a site we designate, except that if, in our sole opinion, it is not necessary or desirable for the general manager or any other key personnel of the Hotel to complete that training program, then we may waive this requirement in whole or in part. You will pay us for all fees and charges, if any, we require for your personnel to attend these training program(s) on the same basis as we charge other System hotels. You will also be responsible for the wages, room, board and travel expenses of your personnel;

(10) purchase and maintain property management, revenue management, in-room entertainment, telecommunications and other computer and technology systems we designate as System-wide (or area-wide) programs based on our assessment of the long-term best interests of System hotels, considering the interest of the System as a whole;

(11) advertise and promote the Hotel and related facilities and services on a local and regional basis in a first-class, dignified manner, using our identity and graphics standards for all System hotels, at your cost and expense. You agree to submit to us samples of all advertising and promotional materials that we have not previously approved (including any materials in digital, electronic or computerized form, or in any form of media that exists now or is developed in the future) before you produce or distribute them. You will not begin using the materials until we approve them. You also agree to immediately discontinue your use of any advertising or promotional materials we reasonably believe is not in the best interest of the Hotel or System, even if we previously approved the materials;

(12) participate in, and pay all charges in connection with (i) all required System guest complaint resolution programs, which programs may include chargebacks to the Hotel for guest refunds or credits, and (ii) all required System quality assurance programs, such as guest comment card and mystery shopper programs; and maintain minimum performance standards and scores for quality assurance programs that we may establish from time to time in the Manual;

(13) comply with System standards, specifications and requirements as to maintenance, appearance and condition of the Hotel, and adopt in your business all changes or additions to the System as we may periodically designate;

(14) honor all nationally recognized credit cards and credit vouchers issued for general credit purposes which are generally honored at other System hotels, and enter into all necessary credit card and voucher agreements with the issuers of such cards or vouchers;

(15) participate in and use, on the terms set forth in this Agreement and in the Manual, those reservation services which we require (the “Reservation Service”), including any additions, enhancements, supplements or variants which we or the Entities develop or adopt; and honor and give first priority on available rooms to all confirmed reservations referred to the Hotel through the Reservation

Service. You agree that the only reservation service or system you may use for outgoing reservations referred by or from the Hotel to other hotels will be the Reservation Service or other reservation services we or the Entities designate;

(16) comply with all applicable laws, rules, regulations and governmental requirements, including the filing and maintenance of any required trade name or fictitious name registrations; pay all taxes; and maintain all governmental licenses and permits necessary to operate the Hotel in accordance with the System, as well comply with all applicable United States and local trade law and investment sanctions, export controls, anti-terrorism, anti-boycott, anti-money laundering and anti-bribery laws, rules, regulations and governmental requirements;

(17) permit inspection of the Hotel by our representatives at any time to ensure compliance with System standards, cooperate fully with our representatives during these inspections and take all steps necessary to correct any deficiencies detected within the time periods we specify. You will also provide free lodging to our personnel at the Hotel while they are making their inspections on a space-available basis;

(18) provide to us statistics on Hotel operations in the form we specify and using definitions we specify;

(19) not engage, directly or indirectly, in any cross-marketing or cross-promotion of the Hotel with any other hotel, lodging or related business, except for Affiliated Hotels (as defined in Subparagraph 6.a.21), without our prior written consent;

(20) participate in, and promptly pay all fees as we require in the Manual and/or specific program terms, of all System travel agent commission payment program(s), all travel agent commissions and third party reservation service charges (such as airline reservation systems) in accordance with the terms of these programs, all of which may be modified from time to time;

(21) refer guests and customers, wherever reasonably possible, only to Licensed Brand, and Network hotels (collectively, the “Affiliated Hotels”) and (if and as we direct) any other hotel systems owned, managed, or licensed by us and/or the Entities (each, “Other Hotels”) (except that this will not prohibit us from requiring you to participate in programs designed to refer prospective customers to other hotels, whether in the System or otherwise); display all material, including brochures and promotional material we provide for Affiliated Hotels and Other Hotels; and allow advertising and promotion only of Affiliated Hotels and Other Hotels on the Hotel premises;

(22) treat as confidential the Manual, and all other information or materials concerning the methods, techniques, plans, specifications, procedures, information, systems and knowledge of and experience in the development, operation, marketing and licensing of the System (the “Proprietary Information”). You acknowledge and agree that you: (i) do not acquire any interest in the Proprietary Information other than the right to utilize the same in the development and operation of the Hotel under the terms of this Agreement, (ii) will not use the Proprietary Information in any business or for any purpose other than in the development and operation of the Hotel under the System, (iii) will maintain the absolute confidentiality of the Proprietary Information during and after the License Term, (iv) will not make unauthorized copies of any portion of the Proprietary Information, and (v) will adopt and implement all reasonable procedures we may periodically establish to prevent unauthorized use or disclosure of the Proprietary Information, including restrictions on disclosure to employees and the use of non-disclosure and non-competition clauses in agreements with employees, agents and independent contractors who have access to the Proprietary Information. These restrictions will not apply to any information that does not relate or refer in any way or part to the System, Manual, Licensed Brand and/or Marks and that you can demonstrate came lawfully to your attention before our disclosure or which, at the time of or after our disclosure, becomes a part of the public domain through lawful publication or communication by others;

(23) not become a Competitor without our prior written consent. For purposes of this Agreement, a “Competitor” is any individual or entity that at any time during the License Term, whether directly or through an Affiliate (as defined in Subparagraph 11.b.(2)(a)), owns in whole or in part or is the licensor or franchisor of a hotel brand or trade name that, in our sole judgment, competes with the System or any hotel owned, operated or franchised by us or any Hilton entity or any of the Entities. These restrictions apply irrespective of the number of hotels owned, licensed or franchised by the Competitor under such brand name, but do not prohibit you (or your Affiliates) from: (i) owning a minority interest in a Competitor so long as neither you nor any of your Affiliates is a director or employee of the Competitor, provides services (including as a consultant) to the Competitor, or exercises or has the right to exercise, control or influence over the business decisions of the Competitor; (ii) being a franchisee or licensee of a Competitor; or (iii) managing a property for a Competitor;

(24) own fee simple title (or long-term ground leasehold interest, provided that such interest has been granted to you by an unrelated third party ground lessor in an arms length transaction for a term equal to, or longer than, the License Term) to the real property and improvements that comprise the Hotel, or, alternatively, at our request, cause the fee simple owner or other third party acceptable to us, to provide its guarantee covering all of your obligations under this Agreement in form and substance acceptable to us;

(25) maintain legal possession and control of the Hotel and Hotel Site (as defined in Subparagraph 11.b. below) for the term of the Agreement, and promptly deliver to us a copy of any notice of default you receive from any mortgagee, trustee under any deed of trust, or ground lessor for the Hotel, and upon our request, provide any additional information we may request related to any alleged default or any subsequent action or proceeding in connection with any alleged default;

(26) refrain from directly or indirectly conducting, or permitting by lease, concession arrangement or otherwise, gaming or casino operations in the Hotel or on its premises without our express written permission, which we may withhold at our sole option, and if we grant such permission, comply with the terms set forth in such permission;

(27) refrain from directly or indirectly conducting, or permitting the marketing or sale of timeshares, vacation ownership, fractional ownership, condominiums or like schemes at, or adjacent to, the Hotel without our express written permission, which we may withhold at our sole option, and if we grant such permission, comply with the terms set forth in such permission; provided, however, that this restriction will not prohibit you from directly or indirectly conducting timeshare, vacation ownership, fractional ownership, or condominium sales or marketing at and for any property located adjacent to the Hotel that is owned or leased by you so long as (i) you do not use any of the Marks in such sales or marketing efforts and (ii) you do not use the Hotel or its facilities in such sales, marketing efforts, business operations or Hotel facilities;

(28) obtain and maintain in full force and effect from and after the confirmed Opening Date of the Hotel as defined in Attachment A (conditional or otherwise) all licenses required for the sale of alcoholic beverages at the Hotel (unless no alcoholic beverages are offered at or from the premises of the Hotel);

(29) promptly provide to us or Hilton all information we reasonably request about you and your affiliates, including your respective officers, directors, shareholders, partners or members; and/or the Hotel, title to the property on which the Hotel is constructed and any other property used by the Hotel. The information requested may include, but not necessarily be limited to, financial condition, credit information, personal and family background, business background, litigation, indictments, and criminal proceedings and the like;

(30) participate in, and pay, all charges related to (i) our and Hilton’s marketing programs (in addition to programs covered by Monthly Program Fees), and (ii) all guest frequency programs we or Hilton require. You also agree to honor the terms of any discount or promotional programs (including any frequent guest program) that we or Hilton offer to the public on your behalf, any room rate quoted to any guest at the time the guest makes an advance reservation, and any award certificates issued to Hotel guests participating in these programs;

(31) operate the Hotel so as to maximize Gross Rooms Revenue (as defined in Subparagraph 7.b.) consistent with sound marketing and industry practice and not engage in any conduct that is likely to reduce Gross Rooms Revenue in order to further other business activities;

(32) maintain, at your expense, insurance, of the types, and in the minimum amounts, we specify in the Manual. All such insurance must (i) be with insurers having minimum ratings we specify, (ii) name as additional insureds the parties we specify in the Manual, and (iii) carry the endorsements and notice requirements we specify in the Manual. If you fail or neglect to obtain or maintain the insurance or policy limits required by this Agreement, we have the option, but not the obligation to obtain and maintain such insurance without notice to you, and you, will immediately upon our demand, pay us the premiums and cost we incur in obtaining this insurance;

(33) refrain from sharing the business operations and Hotel facilities with any other hotel, inn, conference center, lodging facility or similar business, without our express written permission, which we may withhold at our sole option, and if we grant such permission, comply with the terms set forth in such permission; and

(34) refrain from engaging in any tenant-in-common syndication or Transfer of any tenant-in-common interest in the Hotel or the Hotel Site, without our express written permission, which we may withhold at our sole option, and if we grant such permission, comply with the terms set forth in such permission. This Subparagraph 6.a.(34) supersedes anything to the contrary contained in this Agreement.

b. Hotel Quality Assurance. We may from time to time require you to modernize, rehabilitate and/or upgrade the Hotel’s fixtures, equipment, furnishings, furniture, signs, computer hardware and software and related equipment, supplies and other items to meet the then-current standards and specifications specified in the Manual. You will make these changes at your sole cost and expense. Nothing in this paragraph will relieve you from the obligation to maintain acceptable product quality ratings at the Hotel and maintain the Hotel in accordance with the Manual at all times during the License Term. We may make limited exceptions to some of our standards based on local conditions or special circumstances, but we are not required to do so. You may not make any change in the number of approved guest rooms (the “Guest Rooms”) set forth in the Rider or any other significant change (including major changes in structure, design or decor) in the Hotel without our prior written approval. Minor redecoration and minor structural changes that comply with our standards and specifications will not be considered significant.

c. Staff and Management. You are at all times responsible for the management of the Hotel’s business. You may fulfill this responsibility only by providing (i) qualified and experienced management, which may be a third-party management company (the “Management Company”), and (ii) a general manager (the “General Manager”), each approved by us in writing. However, you represent and agree that you have not, and will not, enter into any lease, management agreement or other similar arrangement for the operation of the Hotel or any part of the Hotel with any person or entity without our prior written consent. To be approved by us as the operator of the Hotel, you, any proposed Management Company, and any proposed General Manager must be qualified to manage the Hotel. We may refuse to approve you, any proposed Management Company or any proposed General Manager which, in our reasonable business judgment, is inexperienced or unqualified in managerial skills or operating capacity or capability, or is unable to adhere fully to the obligations and requirements of this Agreement. You understand that we reserve the right to not approve a Competitor, or any entity that (through itself or an affiliate) is the exclusive manager for a Competitor, to manage the Hotel. If the Management Company becomes a Competitor or the Management Company and/or the General Manager otherwise becomes unsuitable in our sole judgment to manage the Hotel at any time during the License Term, you will have ninety (90) days to retain qualified substitute Management Company and/or General Manager acceptable to us. Any Management Company and/or General Manager must have the authority to perform all of your obligations under this Agreement, including all indemnity and insurance obligations. In the case of any conflict between this Agreement and any agreement with Management Company or General Manager, this Agreement prevails.

d. Hotel Direct Center Program. From time to time we or an affiliate may, but are not obligated to, offer you the option to participate in the Hotel Direct Center Program (the “Program”) or a successor to the Program. If the Program is offered to you and you want to participate in that Program, you must notify us in writing. That notification will be deemed an agreement on your part to comply with the terms and conditions of that Program that are in effect as of the date of your notification and thereafter, and to pay all additional fees related to your participation in the Program. You or we may terminate your participation in the Program at any time upon thirty (30) days’ prior written notice. We may also terminate your participation on shorter notice if you default under this Agreement, and we may terminate the Program for System licensees at any time. Whether or not you participate in the Program will not otherwise affect your obligations under this Agreement. You acknowledge and agree that the Program is not the Reservation Service referred to in this Agreement, nor is it considered an outside reservation service or system, but rather, it is an optional, supplemental service whereby reservation calls to the Hotel will be referred to an offsite call center. Whether or not you participate in the Program, you must continue participating in the Reservation Service.

7. Fees

a. Monthly Fees. Beginning on the Opening Date, you will pay to us for each month (or part of a month, including the final month you operate under this Agreement) the Monthly Royalty Fees as set forth and defined in the Rider and a Monthly Program Fee as set forth and defined in the Rider. The amount of the Monthly Program Fee is subject to change by us from time to time. Any change will be established in the Manual, but any increase in the Monthly Program Fee will not exceed one percent (1%) of the Hotel’s Gross Rooms Revenue in any calendar year, and the cumulative increases in the Monthly Program Fee, during the License Term, will not exceed five percent (5%) of Gross Rooms Revenue.

b. Calculation and Payment of Fees. The monthly fees (described in Subparagraph 7.a.) will be calculated in accordance with the accounting methods of then current Uniform System of Accounts for the Lodging Industry, or such other accounting methods as may otherwise be specified by us from time to time in the Manual. “Gross Rooms Revenue,” as used in the calculation of the Monthly Royalty Fee and the Monthly Program Fee under the Agreement, means all revenues derived from the sale or rental of Guest Rooms (both transient and permanent) of the Hotel, including guaranteed no-show revenue and credit transactions, whether or not collected, at the actual rates charged, less allowances for any Guest Room rebates and overcharges, and will not include federal, state and local taxes collected directly from patrons or guests. In the event of fire or other insured casualty that results in a reduction of Gross Rooms Revenue, you shall determine and pay us, from the proceeds of any business interruption or other insurance applicable to loss of revenues, an amount equal to the forecasted Monthly Program Fee and forecasted Monthly Royalty Fee (based upon the Gross Rooms Revenue amount agreed upon between you and your insurance company(ies)) that would have been paid to us in the absence of such casualty; provided however, we have the right, at our request to participate with you in the determination of the forecasted Gross Rooms Revenue amount for purposes of calculating the Monthly Program Fee and Monthly Royalty Fee. Group booking rebates, if any, paid by you or on your behalf to third party groups for group stays must be included, and not deducted, from the calculation of Gross Room Revenues. The Monthly Royalty Fee and the Monthly Program Fee will be paid to us at the place we designate on or before the fifteenth (15th) day of each month and will be accompanied by our standard schedule setting forth in reasonable detail the computation of the Monthly Royalty Fee and Monthly Program Fee for such month. There will be an annual adjustment within ninety (90) days after the end of each operating year so that the total Monthly Royalty Fees and Monthly Program Fees paid annually will be the same as the amounts determined by audit. We reserve the right to require you to transmit the Monthly Royalty Fee and the Monthly Program Fee and all other payments required under this Agreement by wire transfer or other form of electronic funds transfer. You agree to bear all costs of wire transfer or other form of electronic funds transfer.

c. Room Addition Fee. If you desire to add or construct additional Guest Rooms at the Hotel (the “Room Addition”) at any time after you Open the Hotel under the Licensed Brand, you will pay us a nonrefundable fee equal to the prevailing per Guest Room initial fee charged to System hotels multiplied by the number of additional Guest Rooms (“Room Addition Fee”). You must pay the Room Addition Fee to us when you submit an application for the Room Addition, and you must submit that application to us before you enter into any agreement to construct the Room Addition. As a condition to our granting approval of your Room Addition application, we may require you to modernize, rehabilitate or upgrade the Hotel, subject to Subparagraph 6.b. of this Agreement and to pay us our then prevailing property improvement plan fee (“PIP Fee”) to determine the renovation requirements for the Hotel. We will apply the PIP Fee, if any, towards payment of the Room Addition Fee. The Room Addition Fee will become non-refundable upon our approval of your Room Addition application. If we disapprove your application, we will refund your Room Addition Fee, less a processing fee and the PIP Fee, if any.

d. Other Fees. You will timely pay all amounts due any of the Entities for any invoices or for goods or services purchased by or provided to you or paid by any of the Entities on your behalf, including pre-opening sales and operations training.

e. Taxes. If any gross receipts, sales, use, excise or any similar tax (the “Gross Receipts Tax”) is imposed upon Hilton based on any payment(s) made by you to Hilton related to this Agreement, then you must reimburse Hilton for any such Gross Receipts Tax to ensure that the amount of your payment(s) Hilton retains after paying the Gross Receipts Tax, equals the full amount of the payment(s) you are required to pay Hilton had such Gross Receipts Tax not been imposed on Hilton.

This Subparagraph 7.e., does not apply to income taxes payable by us or Hilton as a result of its net income relating to any fees collected under this Agreement.

f. Application of Fees. We may apply any amounts received under this Paragraph 7 to any amounts due under this Agreement. If any amounts are not paid when due, such non-payment will constitute a material breach of this Agreement and, in addition, such unpaid amounts will accrue a service charge beginning on the first day of the month following the due date of one and one-half percent (1 1/2%) per month or the maximum amount permitted by applicable law, whichever is less. Should we hire counsel to collect any amounts due under this Agreement, and/or any late charges, you will pay our reasonable attorneys’ fees.

8. Records and Audits

a. Reports. At our request, you will prepare and deliver to us daily, monthly, quarterly and annual operating statements, profit and loss statements, balance sheets, and other reports (the “Reports”) we require, prepared in the form, and by the methods and within the time frames, we require. The reports will contain all information we require, including daily rate and room occupancy, and will be certified as accurate in the manner we require. You will also provide us any additional related information and Reports we may periodically request and permit us to inspect your books and records at all reasonable times. At least monthly, you will prepare a statement that will include all information concerning Gross Rooms Revenue, other revenues generated at the Hotel, room occupancy rates, reservation data and other information we require (the “Data”). By the fifteenth (15th) day of each month, you will submit to us a statement setting forth the Data for the previous month and reflecting the computation of the amounts then due under Paragraph 7, in the form and detail we require.

b. Maintenance of Records. You will, in a manner and form satisfactory to us and using accounting and reporting standards we reasonably require, prepare on a current basis (and preserve for no less than the greater of four (4) years or our record retention requirements), complete and accurate records concerning Gross Rooms Revenue and all financial, operating, marketing and other aspects of the Hotel, and maintain an accounting system that fully and accurately reflects all financial aspects of the Hotel and its business. These records will include books of account, tax returns, governmental reports, register tapes, daily reports, and complete quarterly and annual financial statements (including profit and loss statements, balance sheets and cash flow statements).

c. Audit. We may require you to have the Gross Rooms Revenue or other monies due to us computed and certified as accurate by a certified public accountant. During the License Term and for two (2) years thereafter, we and our authorized agents will have the right to verify information required under this Agreement by requesting, receiving, inspecting and auditing, at all reasonable times, any and all records referred to above wherever they may be located (or elsewhere if we request). If any inspection or audit reveals that you understated or underpaid any payment due to us that is not fully offset by overpayments, you will promptly pay to us the deficiency plus interest from the date each payment was due until paid at a rate of one and one-half percent (1 1/2%) per month or the maximum amount permitted by applicable law, whichever is less. If the audit or inspection reveals that the underpayment is either willful, or is for five percent (5%) or more of the total amount owed for the period being inspected, you will also reimburse us for all inspection and audit costs (including reasonable travel, lodging, meals, salaries and other expenses of the inspecting or auditing personnel). Our acceptance of your payment of any deficiency will not condone your breach of this Agreement, or waive that breach, or any rights we may have for your breach, including our right to terminate this Agreement as provided in Paragraph 14. If the audit discloses an overpayment, we will credit this overpayment against your future payments under this Agreement, without interest, or if no future payments are due under this Agreement, we will promptly pay you the amount of the overpayment without interest.

d. Ownership of Information. All of the information we obtain from you or about the Hotel or its guests under this Agreement, or under any agreement ancillary to this Agreement (including agreements relating to the computerized reservation, revenue management, property management, and other system(s) we provide or require), or otherwise related to the Hotel (the “Information”), and all revenues we derive from such Information will be our property. You may use information that you acquire from third parties in operating the Hotel, such as customer data, at any time during or after the License Term to the extent lawful and at your sole risk and responsibility, but only in connection with operating the Hotel. The Information (except for Information you provide to us or Hilton with respect to you and your affiliates, including your respective officers, directors, shareholders, partners or members) will become our Proprietary Information which we may use for any reason as we deem necessary or appropriate, in our judgment, including making an earnings claim in our UFOC. You will abide by all applicable laws pertaining to the privacy and security of personal information, including, without limitation, local, regional and national requirements applicable to the Hotel (“Privacy Laws”). In addition, you will comply with our standards and policies pertaining to the privacy and security of personal information, customer relationships and Privacy Laws.

9. Indemnity

You agree, during and after the License Term, to indemnify us and the Entities, and our successors and assigns, and the members, officers, directors, employees, agents, predecessors, successors and assigns of each such entity (the “Indemnified Parties”) against, and hold them harmless from, all losses, costs, liabilities, damages, claims, and expenses, including reasonable attorneys’ fees, arising out of or resulting from (i) any claimed occurrence at the Hotel or arising from, as a result of, or in connection with the development, construction or operation of the Hotel (including the design, construction, financing, furnishing, equipment, acquisition of Supplies or operation of the Hotel in any way); (ii) any bodily injury, personal injury, death or property damage suffered or claimed by any guest, customer, visitor or employee of the Hotel; (iii) your alleged or actual infringement or violation of any patent, mark or copyright or other proprietary right owned or controlled by third parties; (iv) your alleged or actual violation or breach of any contract (including any system-wide group sales agreement), federal, state or local law, regulation, ruling, standard or directive applicable to the Hotel, or of any industry standard; (v) any other business conducted by you or a third party in, on or about the Hotel or its grounds; (vi) any other of your acts, omissions or obligations or those of anyone associated or affiliated with you or the Hotel or in any way arising out of or related to this Agreement. However, you do not have to indemnify us to the extent damages otherwise covered under this Paragraph 9 are adjudged by a court of competent jurisdiction to have been the result of the gross negligence or willful misconduct of any of the Indemnified Parties so long as the claims are not asserted on the basis of (i) theories of vicarious liability, including agency, apparent agency or employment or (ii) our failure to compel you to comply with the provisions of this Agreement. You will give us written notice of any action, suit, proceeding, claim, demand, inquiry or investigation involving an Indemnified Party within five (5) days of your actual or constructive knowledge of it. At our election, you will defend us and/or the Indemnified Parties against the same, or we may elect to assume (but under no circumstance will we be obligated to undertake) the defense and/or settlement of the action, suit, proceeding, claim, demand, inquiry or investigation at your expense and risk. We may obtain separate counsel of our choice if we believe your and our interests may conflict. Our undertaking of defense and/or settlement will in no way diminish your obligation to indemnify the Indemnified Parties and to hold them harmless. You will also reimburse the Indemnified Parties upon demand for all expenses, including reasonable attorneys’ fees and court costs the Indemnified Parties incur to protect themselves, or to remedy your defaults. Under no circumstances will the Indemnified Parties be required to seek recovery from third parties or otherwise mitigate their losses to maintain a claim against you, and their failure to do so will in no way reduce the amounts recoverable from you by the Indemnified Parties. Further, you will indemnify the Indemnified Parties for any claim for damages by reason of the failure of any contractor, subcontractor, supplier or vendor doing business with you relating to the Hotel to maintain adequate insurance as required in the Manual.

You agree and acknowledge that you are directly responsible for all fees and charges due and owing Hilton related to the prior franchise license agreement for this Hotel, if any such fees and charges remain outstanding as of the Effective Date.

10. NOTICE CONCURRENT TO OFFERING A MARKETED INTEREST

Except in the case of a Permitted Transfer (as defined in Subparagraph 11.b.2. below), if you, an Affiliate which, directly or indirectly, controls the Hotel and/or controls the entity which owns the Hotel (the “Controlling Affiliate”) want to market the Hotel for sale or lease (other than the commercial space within the Hotel) or to sell the entity that owns the Hotel, or a controlling interest in that entity, or to sell a Controlling Affiliate, or controlling interest in a Controlling Affiliate (collectively, the “Marketed Interest”), we require that you give us written notice concurrently when you begin to market such Marketed Interest for sale or lease.

11. Transfer

a. Our Transfer. We have the right to transfer or assign this Agreement or any of our rights, obligations, or assets under this Agreement to any person or legal entity. You acknowledge and agree that this Agreement is a license for the Licensed Brand only, and the programs that are unique to the Licensed Brand. Therefore, if we transfer or assign this Agreement, your right to use any programs, rights or services related to or provided by the Entities or their designees, including the Reservation Service, any guest frequency program not unique to the Licensed Brand, and any Marks (except the principal name identified in the Rider), may terminate. The transferee must assume all of our other obligations to you under this Agreement.

b. Your Transfer. We recognize that at some time, you or other persons associated with you or the Hotel may want to sell or transfer all or part of an interest in this Agreement, in the Licensee, in the Hotel, or in the property on which the Hotel is located (“Hotel Site”). At the same time, you understand and acknowledge that the rights and duties set forth in this Agreement are personal to you, and that we are entering into this Agreement in reliance on your business skill, financial capacity, and personal character (if you are an individual), and that of your officers, directors, partners, members, shareholders or trustees (if you are a partnership, company, corporation, trust or other legal entity). As a result, you agree that if you or other persons associated with you or the Hotel desire to sell, transfer or lease this Agreement, or any interest in the Licensee, Hotel, or Hotel Site, or in any entity that has an interest in this Agreement, the Licensee, the Hotel, or the Hotel Site, you will abide by the terms of this Subparagraph 11.b.

For purposes of this Subparagraph 11.b., the term “control” in all its forms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, or of the power to veto major policy decisions of an entity, whether through the ownership of voting securities, by contract, or otherwise. References in this Agreement to “Equity Interest” mean any direct or indirect beneficial interest in the Licensee, the Hotel and/or the Hotel Site. References in this Agreement to an “Equity Owner” mean the owner of a direct or indirect Equity Interest. References in this Agreement to a “Publicly Traded Equity Interest” mean any Equity Interest that is traded on any securities exchange or is quoted in any publication or electronic reporting service maintained by the National Association of Securities Dealers, Inc., or any of its successors. In computing changes of Equity Interests, limited partners will not be distinguished from general partners except as provided below. General partners, managing members and other controlling interests in Licensee will be considered

Equity Owners for purposes of this paragraph, regardless whether they have any actual ownership interest in the Licensee. Non-voting equity interests may not qualify as an Equity Interest, in our judgment. Our judgment will be final if there is any question as to the definition of Equity Interest or as to the computation of relative Equity Interests. You represent that as of the Effective Date the Equity Interests are directly and (if applicable) indirectly owned as shown on the Rider. References in this Agreement to a “Transfer”, in all its forms, mean any sale, lease, assignment or transfer in any way of a direct or indirect Equity Interest.

(1) Transfers That Do Not Require Our Consent or Notification.

(a) Privately Held Equity Interests: Less than 25% Change/No Change of Control. An Equity Interest that is not publicly traded may be Transferred without notice to us and without our consent, if after the transaction: (i) less than twenty-five percent (25%) of the Equity Interest in the Licensee (excluding any Transfer under Subparagraph 11.b.(1) (b) below) will have changed hands since the date of this Agreement, and (ii) any such Transfer will not result in a change of control of the Licensee, the Hotel or the Hotel Site.

(b) Publicly Traded Equity Interests. A Publicly Traded Equity Interest may be Transferred without notice to us and without our consent if the Transfer does not result in a change in the ownership of the controlling Equity Interest.

(c) Commercial Leases. You may lease or sublease commercial space in the Hotel that is customarily subject to lease, or enter into concession arrangements in the ordinary course of business at the Hotel, without notice to us and without our consent.

(d) Hotel Site. If the Hotel Site is owned by an unrelated third-party lessor, then such lessor may Transfer an Equity Interest in the Hotel Site without notice to us and without our consent provided that, after completion of such Transfer, you remain in compliance with the requirements of Subparagraphs 6.a.(24), 6.a.(25) and 6.a.(34) of this Agreement.

(2) Permitted Transfers. Each Transfer of an Equity Interest or a transfer of this Agreement as described in Subparagraphs 11.b.2.(a) – (e) below is referred to as a “Permitted Transfer.” We will consent to a Permitted Transfer, so long as you (i) give us sixty (60) days advance written notice of any proposed Permitted Transfer (the “Permitted Transfer Consent Request”), and (ii) submit to us a nonrefundable processing fee of Three Thousand Dollars ($3,000) with the Permitted Transfer Consent Request, and meet the requirements for the particular Permitted Transfer as described below.

(a) Affiliate Transfer. You or any Equity Owner as of the Effective Date may sell, lease, transfer or otherwise convey any Equity Interest or transfer this Agreement to an Affiliate (each an “Affiliate Transfer”); provided that: (i) such event does not, in our opinion, result in a change of control of the Licensee, the Hotel or the Hotel Site; (ii) you are not then in material default under this Agreement; (iii) the Affiliate Transfer is not, directly or indirectly, to a Competitor; and (iv) you otherwise satisfy the conditions set forth in Subparagraphs 11.b.(3)(a) – (g), (i) and (j) below that we may require you to satisfy. For purposes of this Agreement, “Affiliate” means, with respect to any entity, any natural person or firm, corporation, partnership, association, trust or other entity which, directly or indirectly, controls, is controlled by, or is under common control with, you or any Equity Owners as of the Effective Date. A natural person or entity which has an entity as an Affiliate will also be deemed to be an Affiliate of that entity.

(b) Family Transfers. If you or any Equity Owner as of the Effective Date are a natural person, and desire to sell, lease, transfer or otherwise convey any Equity Interest or transfer this Agreement to: (i) a member or member of your or any such Equity Owner’s immediate family i.e. spouse, children, parents, siblings (“Family Members”) or (ii) a trust or trusts for the benefit of Equity Owner or the Equity Owner’s Family Member(s) (each, a “Family Transfer”), in either case, without causing a change of control of the Licensee, the Hotel or the Hotel Site, we will not withhold our consent to a Family Transfer if you otherwise satisfy the conditions set forth in Subparagraphs 11.b.(3)(a) - (g), (i), and (j) below that we may require you to satisfy.

(c) Transfer Upon Death. Upon the death of a Licensee or Equity Owner, the Equity Interest or this Agreement may transfer in accordance with such person’s will or, if such person dies intestate, in accordance with laws of intestacy governing the distribution of such person’s estate (“Transfer Upon Death”), without our consent, provided that (i) the Transfer Upon Death is to a Family Member or to a legal entity formed by such Family Member(s), and (ii) within one (1) year after the death, such Family Member(s) or entity meets all of our then current requirements for an approved applicant.

(d) Bricks and Mortar Transfer. If you own the Hotel and/or Hotel Site, you may sell, lease, transfer or otherwise convey the Hotel and/or the Hotel Site (a “Bricks and Mortar Transfer”), provided that: (i) if in our judgment, after completion of the Bricks and Mortar Transfer, you retain legal possession and control of the Hotel and/or the Hotel Site as ground lessee under a long-term ground lease agreement with an unrelated third-party lessor; (ii) you retain the management control of the Hotel operations, and continue to comply with the requirements of Subparagraph 6.a.(24) and 6.a.(25) of this Agreement; (iii) you are not then in material default under this Agreement; (iv) the Bricks and Mortar Transfer is not, directly or indirectly, to a Competitor; and (v) you otherwise satisfy the conditions as set forth in Subparagraphs 11.b.(3)(a) - (g), (i) and (j) below that we may require you to satisfy. If, in our judgment, the Bricks and Mortar Transfer will result in your loss of possession or control of the Hotel or Hotel Site or management of the Hotel, the sale will then be considered a Change of Ownership (as defined below) and you must comply with the provisions of Subparagraph 11.b.(3).

(e) Privately Held Equity Interests: 25% or Greater Change/No Change of Control. You or any Equity Owner as of the Effective Date may sell, lease, transfer or otherwise convey an Equity Interest if, after the completion of such conveyance; (i) twenty-five percent (25%) or more cumulative Equity Interest in Licensee (excluding any Transfer under Subparagraph 11.b.(1) (b) above) will have changed hands since the Effective Date of this Agreement; (ii) such event does not, in our opinion, result in a change of control of the Licensee, the Hotel or the Hotel Site; (iii) you are not then in material default under this Agreement; (iv) the Transfer is not, directly or indirectly, to a Competitor; and (v) you otherwise satisfy the conditions as set forth in Subparagraphs 11.b.(3)(a) - (g), (i) and (j) below that we may require you to satisfy.

(3) Change of Ownership Transfer. Any proposed Transfer that does not otherwise qualify as a Transfer that does not require our consent or notification pursuant to Subparagraph 11.b.(1) or a Permitted Transfer pursuant to Subparagraph 11.b.(2) above will be considered a change of ownership Transfer (a “Change of Ownership”). You must give us at least sixty (60) days advance written notice of any proposed Change of Ownership. If there is a proposed Change of Ownership and the proposed new owner (the “Transferee Licensee”) desires to continue to operate the Hotel as a System hotel, the Transferee Licensee must submit to us a complete application for a new franchise license agreement (the “Change of Ownership Application”) accompanied by payment of our then prevailing development services fee. If we do not approve the Change of Ownership Application, we will refund the development services fee, less Five Thousand Dollars ($5,000) for processing costs. We may also require you or the Transferee Licensee to pay the then prevailing PIP Fee for us to determine the renovation requirements for the Hotel. If we approve the Change of Ownership Application, we may require the Transferee Licensee to pay any other applicable fees and charges we then impose for new Licensed Brand franchise licenses.

We will process the Change of Ownership Application in accordance with our then current procedures, including review of criteria and requirements regarding upgrading of the Hotel, credit, background investigation, operations abilities and capabilities, prior business dealings, market feasibility, guarantees, and other factors we consider relevant. We will have sixty (60) days from our receipt of the completed and signed application to consent or withhold our consent to the Transferee Licensee and/or Change of Ownership. During that time you authorize us to communicate with the Transferee Licensee and to provide to the Transferee Licensee any information we have about the Hotel and the market in which the Hotel operates.

We may, at our option, or as applicable, make our consent subject to satisfaction of certain conditions, including:

(a) You must cure any existing defaults or events that would become defaults with the giving of notice and passage of time, including, the payment in full at the closing of the Transfer (the “Closing”) of all unpaid obligations owed to us and any Entities by you, and/or the renovation by you (or the Transferee Licensee for a Change of Ownership Transfer) of all or part of the Hotel;

(b) We must receive evidence that insurance coverage, as required by this Agreement, is in full force and effect on the date of Closing;

(c) We must receive payment of the amount of any fees and charges we estimate will accrue to us or any of the Entities through the date of Closing;

(d) At all times pending the Closing, you must remain in compliance with the terms of this Agreement;

(e) You must sign an estoppel and a general release in a form satisfactory to us, of any and all claims, demands and causes of action that you and your partners, proprietors, directors, officers, shareholders, members, successors and assigns (as the case may be) may or might have against us or any of the Entities, and their respective officers, directors, members, shareholders, agents, attorneys, contractors and employees in their corporate and individual capacities including claims arising under any applicable laws, rules and ordinances;

(f) You must submit to us all information related to the Transfer that we may reasonably require, including: (i) copies of any Transfer agreement(s); (ii) copies of organizational documents; (iii) a description of the proposed ownership; and (iv) financial statements and business information for all participants in the proposed Transfer (collectively, the “Transfer Information”);

(g) You must provide us with evidence and all adequate assurances we may request (as determined by us in our sole and absolute discretion) of the Transferee Licensee’s (or any new Equity Owner’s) assumption of and ability to perform all, or its pro rata share, of your (or the Transferring Equity Owner’s) obligations under this Agreement;

(h) You must execute our then-current standard form of voluntary termination agreement covering termination of this Agreement, and cause the Transferee Licensee to execute a new franchise license agreement (“New License”) with us. The New License will (i) be on our then current form for the grant of new franchise licenses, (ii) contain our then current license terms, and (iii) contain upgrading and other requirements, if any, that we impose;

(i) You must cause the guarantor, if any, to execute our then-current standard form of guarantee of franchise license agreement in accordance with the provisions of Subparagraph 6.a.(24) and 14.a.(4) of this Agreement or as otherwise required under the provisions of the New License; and

(j) The new Equity Owner(s), Transferee Licensee and new General Manager and/or employees of the Management Company must successfully complete any training and orientation programs we require.

We have the right to withhold our consent to any proposed Transfer if any of these conditions are not met to our satisfaction, or if the Transferee Licensee is a Competitor. If we approve the Change of Ownership Application, you will not be liable for any liquidated damages for early termination of this Agreement as long as the New License is signed by the Transferee Licensee no later than the Closing of the Change of Ownership transaction, and all conditions to our execution of the New License have been satisfied. If we do not approve the Change of Ownership Application, or if you or the Transferee Licensee do not comply with all these conditions and the Transfer still occurs, then you will be in material default of this Agreement and we will be entitled to all of our remedies, including the right to terminate this Agreement, and the right to payment of all amounts set forth in Subparagraph 14.c.

(4) Public Offering. If you and/or any of the Equity Owners “offer to sell” or “sell” any “securities” in the Licensee, the Hotel or the Hotel Site, you must comply with the terms and conditions set forth in this Subparagraph 11.b.(4). All materials required by any applicable law for the offer or sale of those securities must be submitted to us for review at least twenty (20) days before the date you distribute those materials, or file them with any governmental agency, including any materials to be used in any offering exempt from registration under any securities laws. Upon our request, you must submit a non-refundable Five Thousand Dollar ($5,000) processing fee to us with the offering documents, and pay any additional costs we may incur in reviewing your documents, including reasonable attorneys’ fees. Except as legally required to describe the Hotel in the offering materials, you also may not use any of the Marks or otherwise imply Hilton’s or our participation in or endorsement of any securities or any securities offering. We will have the right to approve any description of this Agreement or of your relationship with us, or any use of the Marks, contained in any “prospectus,” “offering memorandum” or other communications or materials you use in the sale or offer of any “securities.” To the extent we give you any comments to your documents, you must modify the documents to address those comments, satisfactory to us, before filing or distributing the documents. Our review of these documents will not in any way be considered our agreement with any statements contained in those documents, including any projections, or our acknowledgment or agreement that the documents comply with any applicable laws.

You may not sell any “securities” unless you do so in compliance with all applicable securities laws, and unless you clearly disclose to all purchasers and offerees that (i) neither we, nor any Entity, nor any of our or their respective officers, directors, agents or employees, will in any way be deemed an “issuer” or “underwriter” of the “securities,” and that (ii) we, the Entities, and our respective officers, directors, agents and employees have not assumed and will not have any liability or responsibility for any financial statements, prospectuses or other financial information contained in any “prospectus” or similar written or oral communication. You agree to indemnify, defend and hold the Indemnified Parties free and harmless of and from any and all liabilities, costs, damages, claims or expenses arising out of or related to the “sale” or “offer” of any of your “securities” to the same extent as provided in Paragraph 9 of this Agreement. All terms used in this Subparagraph 11.b.(4) will have the same meaning as in the Securities Act of 1933, as amended.

(5) Transfers Not in Accordance With This Agreement. Any purported Transfer or assignment of this Agreement, by operation of law or otherwise, that is not in accordance with the provisions of this Agreement, will be null and void and will constitute a material breach of this Agreement, and will allow us to terminate this Agreement without giving you any opportunity to cure. Further, we will have all other rights and remedies, including the right to specific performance or mandatory or prohibitory injunctive relief, to redress any attempt on your part to Transfer an Equity Interest or this Agreement in violation of the provisions of this Agreement.

(6) Pledge to Lending Institution. Notwithstanding any other provision of this Agreement, you do not need to notify us or obtain our approval if you or any Equity Owner want to pledge or mortgage the Hotel or any Equity Interest to a third-party bank or other commercial lending institution that is not a Competitor. However, you do need to notify us and request our consent if you want to pledge or mortgage your interest in this Agreement. We have the right to charge a fee to you for our review of this request. As a condition to our giving our consent to a pledge or mortgage of this Agreement we will require the lender and you to sign a “lender comfort letter” agreement in a form satisfactory to us that describes our requirements on foreclosure, and includes an estoppel and general release of Claims that you may have against us, Hilton or the Entities. If it desires to continue to operate the Hotel as a System hotel pursuant to the terms of this Agreement upon a foreclosure or similar event, the lender must comply with the terms of the lender comfort letter agreement or, if no lender comfort letter agreement was signed, then it must comply with the terms and conditions of this Agreement for a Transfer involving a Change of Ownership.

12. Condemnation and Casualty

a. Condemnation. You will, at the earliest possible time, give us notice of any proposed taking of any portion of the Hotel by eminent domain. If we agree that the Hotel or a substantial part of the Hotel is to be taken, we may, at our option and within a reasonable time of the taking (within four months) transfer this Agreement to a nearby location you select. If we approve a new location, and if within one (1) year of the closing of the Hotel you open a new hotel (or are diligently proceeding toward opening a new hotel and ultimately do so) at the new location in accordance with our specifications and in accordance with our timing requirements, then the new hotel will be deemed to be the Hotel licensed under this Agreement. If a condemnation takes place and a new hotel does not, for whatever reason, become the Hotel under this Agreement in strict accordance with this Paragraph 12 (or if it is reasonably evident to us that this will be the case), then we may terminate this Agreement immediately upon notice to you, and we will not require you to pay a Termination Fee under Subparagraph 14.c.

b. Casualty. If the Hotel is damaged by fire or other casualty, you will immediately notify us. If the damage or repair requires closing the Hotel, you may choose to repair or rebuild the Hotel according to our standards, provided you (i) immediately notify us (ii) begin reconstruction within four (4) months after closing, and (iii) reopen the Hotel for continuous business operations as soon as practicable (but in any event within one (1) year after the closing of the Hotel), giving us ample advance notice of the date of reopening. We may, in our sole discretion, extend the time for commencement of construction and re-opening of the Hotel. Until we determine that the Hotel can be re-opened as a System hotel, the Hotel will not promote itself as a System hotel, or otherwise identify itself with any of the Marks without our prior written consent. You and we each have the right to terminate this Agreement if you elect not to repair or rebuild the Hotel as set forth above in this Paragraph 12, provided the terminating party gives the other party sixty (60) days written notice, in which case we will not require you to pay a Termination Fee under Subparagraph 14.c; provided however, if after the termination notice and before the expiration of three (3) years thereafter or the natural expiration of the License Term, whichever is earlier, you, or any of your Affiliates, have a controlling interest in and/or operate a hotel at this Hotel Site and that hotel is not operated under a license or franchise from one of the Entities, then you must pay us the Termination Fee upon our demand.

c. No Extensions of Term. Nothing in this Paragraph 12 will extend the License Term.

13. Term of License. Unless terminated earlier, this Agreement will expire without notice on the date set forth on the Rider. You acknowledge and agree that this Agreement is non-renewable and that this Agreement confers upon you absolutely no rights of license renewal or extension whatsoever following the expiration of the License Term.

14. Termination

a. Termination, Suspension or Other Interim Remedies by Us on Advance Notice. In addition to our right to immediately terminate this Agreement upon the occurrence of any of the events listed in Subparagraph 14.b, we have the right to terminate this Agreement immediately upon notice to you if you fail to cure an Event of Default (as defined in Subparagraph 14.a.(1)) within thirty (30) days after we furnish notice of default to you based on the Event of Default, or, if there is a non-monetary Event of Default that is incapable of cure within thirty (30) days, if you fail to begin to cure within such thirty (30) day period, or fail to diligently pursue cure of the default or fail to cure the default within the additional time periods we set forth in the notice of default. In lieu of termination at our option, we may elect to postpone termination for a period of time we alone determine and impose one or more of the Interim Remedies listed below in subsection (3), and you expressly agree that, we will continue to retain the right which we may exercise at any time we determine to terminate this Agreement.

(1) An “Event of Default” will occur if you fail to satisfy or comply with any of the obligations, requirements, conditions, or terms set forth in (i) this Agreement, the Manual (including the standards in the Manual and minimum performance scores required by the Manual), or any attachment to this Agreement; or (ii) any other agreement you have with us, or any of the Entities, relating to the Hotel, including, any computer system agreement, or any agreement to manage the Hotel. An Event of Default will also occur if you make any misrepresentations to us, whether in entering into this Agreement, or in performing your obligations to us.

(2) Our notice of termination will not relieve you of your obligations under this Agreement or any of its attachments.

(3) After expiration of the applicable notice and cure periods, if any, that would allow us to terminate this Agreement, we may at anytime elect to postpone termination for a period of time we alone determine and impose any one or more of the following interim remedies (each, an “Interim Remedy”), including the suspension of our obligations under this Agreement and/or Hilton’s obligations under the Hilton Information Technology System Agreement, and any other agreement between you and us or any of the Entities related to this Hotel and/or the property upon which the Hotel is located (collectively, “Your Agreements”):

(a) We and/or Hilton may suspend the Hotel from any reservation and/or website services. We may remove the listing of the Hotel from any directories we publish, and from any advertising we publish, and/or remove or suspend the Hotel from the Reservation Service. If we suspend the Hotel from the Reservation Service, we will have the right to divert reservations previously made for the Hotel to other System hotels.

(b) We and/or Hilton may disable all or any part of the software provided to you under Your Agreements, and/or may suspend any one or more of the information technology and/or network services that we and/or Hilton provide or support under Your Agreements.

(c) We and/or Hilton may charge you for: the cost of any computer hardware, computer software, other information technology and/or information technology service which we and/or Hilton provided to you at no additional charge other than the fees you paid under Your Agreements; costs related to suspending or disabling your right to use any software systems or technology we and/or Hilton provided to you, together with intervention or administration fees set forth in the Manual; and, the cost of any computer hardware, computer software, other information technology and/or information technology service we and/or Hilton determine to provide you (at our and Hilton’s option) after the date of our notice of default (each, an “Information Technology Recapture Charge”). An Information Technology Recapture Charge may, at our sole option, take the form of one or more specific dollar amounts and/or of a percentage increase to any of the fees charged based on a percentage of your Gross Room Revenues under this Agreement and/or Your Agreements (a “Percentage Fee”). If an Information Technology Recapture Charge consists of one or more specific dollar amounts, then you must pay each such amount to us or Hilton immediately upon demand. If an Information Technology Recapture Charge consists of an increase to a Percentage Fee, you must pay the increased Percentage Fee when and as Your Agreements required you to pay the original fee (as applicable). You understand and agree that these increases may be levied in any Percentage Fee notwithstanding any other provision of this Agreement and/or any other of Your Agreements.

If, after we impose any Interim Remedy, but before we exercise our reserved right to terminate this Agreement (as provided above), you completely cure to our satisfaction the subject Event(s) of Default, then we may either elect to terminate this Agreement despite your untimely cure, or, at our sole option, elect not to terminate this Agreement; if the latter, we will withdraw the Interim Remedy on a going-forward basis.

You agree that our exercise of the right to elect Interim Remedies will not result in actual or constructive termination or abandonment of this Agreement, and that the rights granted to us in this clause (3) to elect Interim Remedies are in addition to, and apart from, any other rights we may have in this Agreement, including our reserved right to terminate this Agreement. If we exercise the right to elect Interim Remedies, the exercise will not be a waiver of any breach by you of any term, covenant or condition of this Agreement. You will not be entitled to any compensation, including repayment, reimbursement, refund or offsets, for any fees, charges, expenses or losses you may directly or indirectly incur by reason of our exercise and/or withdrawal of any Interim Remedy.

(4) In addition to the cure requirements specified in our written notice of an Event of Default, we may also require you to cause person(s) or entity(ies) acceptable to us to guarantee all of your obligations under this Agreement by executing our then-current standard form guarantee.

b. Immediate Termination by Us. We have the right to terminate this Agreement immediately upon notice to you (or terminate it at the earliest time permitted by applicable law) if one or more of the following breaches to this Agreement or any of its attachments occur:

(1) After curing any material violation of this Agreement or the Manual, you engage in the same noncompliance within any consecutive twenty four (24) month period, whether or not the noncompliance is corrected after notice; or after we have notified you of your noncompliance with any of the requirements imposed by this Agreement or the Manual, regardless of materiality, you engage in a pattern of noncompliance with any of those requirements, whether or not the noncompliance is corrected after notice, which pattern of non-compliance in and of itself will be deemed material;

(2) You, or any guarantor of your obligations under this Agreement:

(a) Generally fails to pay its debts as they become due or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of its creditors;

(b) Commences any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property;

(c) Takes any corporate or other action to authorize any of the actions set forth above in clauses (a) or (b);

(d) Suffers initiation of any case, proceeding or other action against it seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of an order for relief against it which is not fully stayed within seven (7) business days after the entry of the order or (ii) remains undismissed for forty-five (45) days;

(e) Allows an attachment to remain on all or a substantial part of the Hotel or of its assets for thirty (30) days;

(f) Fails within sixty (60) days of the entry of a final judgment against it in any amount exceeding One Hundred Thousand Dollars ($100,000) to discharge, vacate or reverse the judgment, or to stay execution of it, or if appealed, to discharge the judgment within thirty (30) days after a final adverse decision in the appeal;

(g) Loses possession or the right to possession of all or a significant part of the Hotel or Hotel Site, whether through foreclosure, including, but not limited to, foreclosure of any lien, trust deed, or mortgage, loss of lease, or for other reasons apart from those described in Paragraph 12;

(h) Fails to continue to identify the Hotel to the public as a System hotel, or abandons the operation of the Hotel by failing to operate the Hotel for five (5) consecutive days, or any shorter period after which it is not unreasonable under the facts and circumstances for us to conclude that you do not intend to continue to operate the Hotel, unless the failure to operate is due to fire, flood, earthquake or similar causes beyond your control, provided that you have taken reasonable steps to minimize the impact of such events;

(i) Contests in any court or proceeding our ownership of the System or any part of the System, or the validity of any of the Marks;

(j) Takes any action toward dissolving or liquidating itself, if it is a corporation, limited liability company or partnership, except for death of a partner;

(k) Or any of the owners of a controlling Equity Interest is or is discovered to have been convicted of a felony (or any other offense or conduct if we reasonably determine it is likely to adversely reflect upon or affect the Hotel, the System, us and/or any Entity);

(l) Conceals revenues, maintains false books and records of accounts, submits false reports or information to us or otherwise attempts to defraud us;

(m) Becomes a Competitor (as defined in Subparagraph 6.a.(23)) without our prior written consent;

(n) Transfers any interest in this Agreement or in the Hotel other than in a transaction that we have approved (unless the Transfer is of a type described in Paragraph 11 where our approval is not required);

(o) Does not purchase or maintain insurance required by this Agreement, or does not reimburse us for our purchase of insurance on its behalf; or

(p) Becomes a “Restricted Person” as defined in Subparagraph 16.o. or fails to comply with the Restricted Persons or anti-bribery provisions of Subparagraph 16.o., including a breach of the representations set forth in Subparagraph 16.o. or we discover through notice from you or through our own investigation that the representations set forth in Subparagraph 16.o. are or have become false.

(3) Information involving you or your affiliates, whether provided by you under Subparagraph 6.a.(29) or obtained through Hilton’s or our own investigation, discloses facts concerning you or your affiliates, including your respective officers, directors, shareholders, partners or members, and/or the Hotel, or title to the property over which the Hotel is constructed or any other property used by the Hotel, including leased commercial space, which, in the reasonable opinion of Hilton is likely to adversely reflect upon or affect in any manner, any gaming licenses or permits held by the Entities or the then current stature of any of the Entities with any gaming commission, board, or similar governmental or regulatory agency, or the reputation or business of any of the Entities;

(4) We make a reasonable determination that continued operation of the Hotel by you will result in an imminent danger to public health or safety; or

(5) Any guarantor of your obligations under this Agreement breaches its guarantee, if any, or any guarantee fails to be a continuing obligation fully enforceable against the person(s) signing the guarantee, or if there is any inadequacy of the guarantee or guarantor, and the guarantor fails to provide adequate assurances to us as we may reasonably request.

c. Liquidated Damages upon Termination by Us. If we terminate the Agreement under Subparagraphs 14.a. or 14.b. above, you acknowledge that your default will cause substantial damage to us, the actual amount of which will be difficult to determine. Therefore, you agree that if we terminate this Agreement under Subparagraphs 14.a. or 14.b. as a result of your default or breach of this Agreement, or if you unilaterally terminate this Agreement without cause, which is not authorized and which would be a material breach of this Agreement, then, upon termination, we will be entitled to recover, and you must promptly pay us upon demand:

(i) all outstanding fees and charges owed to us, Hilton and the Entities under this Agreement for periods up to the date of termination, including amounts accrued but not yet billed; plus

(ii) as liquidated damages for the future Monthly Royalty Fees and Monthly Program Fees we will lose, a “Termination Fee” calculated by adding the result of (1) plus the result of (2) where:

(1) is calculated by multiplying the average monthly Gross Rooms Revenue of the Hotel for the twenty-four (24) full calendar-month period immediately preceding the month of termination by the Monthly Royalty Fee percentage under this Agreement excluding any percentage fee discount (this product, the “Average Monthly Royalty Fees”), then multiplying the Average Monthly Royalty Fees by thirty-six (36), or by such lesser multiple as would represent the remaining full or partial months between the date of termination and the expiration of the License Term; and

(2) is calculated by multiplying the average monthly Gross Rooms Revenue of the Hotel for the twenty-four (24) full calendar-month period immediately preceding the month of termination by the sum of the Monthly Program Fee percentage under this Agreement excluding any percentage fee discount (this product, the “Average Monthly Program Fees”), then multiplying the Average Monthly Program Fees by twelve (12), or by such lesser multiple as would represent the remaining full or partial months between the date of termination and the expiration of the License Term.

If the Hotel has been open and operating as a System hotel for less than twenty-four (24) months, then in calculating that part of the Termination Fee under Subparagraph 14.c. (ii)(1), we will multiply thirty-six (36) by the greater of a) the Average Monthly Royalty Fees from the date the Hotel opened as a System hotel through the month immediately preceding the month of termination, and b) the average Monthly Royalty Fees per Guest Room owed to us by all System hotels in operation over the twelve (12) full calendar-month period immediately preceding the month of termination, multiplied by the number of Guest Rooms in the Hotel and in calculating that part of the Termination Fee under Subparagraph 14.c. (ii)(2), we will multiply twelve (12) by the greater of a) the Average Monthly Program Fees from the date the Hotel opened as a System hotel through the month immediately preceding the month of termination, and b) the average Monthly Program Fees per Guest Room owed to us by all System hotels in operation over the twelve (12) full calendar-month period immediately preceding the month of termination, multiplied by the number of Guest Rooms in the Hotel.

The Termination Fee is intended to compensate us only for the value lost in Monthly Royalty Fees and Monthly Program Fees as a result of the early termination of the Agreement, and you agree that you remain liable for all other obligations and claims under the Agreement, including obligations following termination under Subparagraphs 5.c., 5.d., 8.c., 14.d. and Paragraph 9 and liabilities arising out of your breach or default.

d. De-identification of Hotel Upon Termination. Upon expiration or termination of this Agreement for any reason, you will immediately stop holding the Hotel out to the public as a System hotel, and will take whatever action is necessary to assure that no use is made of any part of the System (including the Marks, all forms of advertising and other indicia of operation as a System hotel), and discontinue use of all distinguishing indicia of System and HHC hotels, including such indicia on exterior and interior signs, stationery, operating equipment and supplies, Internet sites, brochures and other promotional material at or in connection with the Hotel or otherwise. You will return to us the Manual and all other proprietary materials, remove all distinctive System features of the Hotel, including the primary freestanding sign down to the structural steel, and take all other actions (“De-identification Actions”) we require to preclude any possibility of confusion on the part of the public that the Hotel is still using all or any part of the System or is otherwise holding itself out to the public as a System hotel. If within thirty (30) days after the termination or expiration of this Agreement, you fail to comply with this paragraph, we and our agents, at your expense, may enter the premises of the Hotel to perform the De-identification Actions without being deemed guilty of or liable for trespass or any other tort, and make or cause to be made such changes at your expense. You will pay all such expenses that we incur upon demand. If you fail to take all De-identification Actions, we and Hilton will be entitled to recover all losses, costs, expenses and damages caused by that failure. We and Hilton will also be entitled to relief by injunction, and any other right or remedy at law or in equity to enforce our rights under this Agreement.

e. Special Termination. You recognize the additional harm by way of confusion for national accounts, greater difficulty in re-entering the market, and damage to goodwill of the Marks that we will suffer if (i) you (or any of your Affiliates) cause two (2) or more franchise license agreements for the Licensed Brand between yourself (or any of your Affiliates) and us to be terminated prior to the expiration date of such agreements within twelve (12) months of each other (if we terminate those agreements as a result of your breach or default, you (or your Affiliate) will be deemed to have caused the termination) or (ii) this Agreement terminates or is terminated by us following an unapproved Transfer to a Competitor (each of these will be referred to as a “Special Termination”). In the case of a Special Termination, you must promptly pay us upon demand, as a substitute for the amount we may demand pursuant to Subparagraph 14.c. (ii) above, two (2) times the Termination Fee payable under Subparagraph 14.c (ii) in addition to any other amounts you owe pursuant to Subparagraph 14.c. This Subparagraph 14.e. is not triggered upon mutual voluntary termination of this Agreement. For purposes of Subparagraph 14.e.(i) above only, Licensed Brand includes Hampton Inn and Hampton Inn & Suites.

15. Relationship of Parties

a. No Agency Relationship. You are an independent contractor. Neither of us is the legal representative or agent of the other, or has the power to obligate (or has the right to direct or supervise the daily affairs of) the other for any purpose. You expressly acknowledge that we have a business relationship based entirely on, and defined by, the express provisions of this Agreement and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement. Neither we nor any of the Entities will have any responsibility to any person for any debts, liabilities, damages, claims or expenses related to the establishment, construction or operation of the Hotel or arising out of or related to your policies, procedures, practices or alleged practices in the operation of the Hotel or any other business conducted at the Hotel.

b. Notices to Public Concerning Your Independent Status. You will take all steps reasonably necessary to minimize the chance that a claim will be made against us for anything that occurs at the Hotel, or for the acts or omissions of you or anyone associated or affiliated with you or the Hotel, including steps mandated by us in the Manual or otherwise. You will not incur any obligation or indebtedness on our behalf. All contracts for the Hotel’s operations and services at the Hotel will be in your name or in the name of your Management Company. You will not enter into or sign any contracts in our name or using the Marks (including the name of the Licensed Brand) or any acronyms or variations of the Mark. You will disclose in all dealings with suppliers and third parties that you are an independent entity and that we have no liability for your debts.

16. Miscellaneous

a. Severability and Interpretation. The remedies provided in this Agreement are cumulative. These remedies are not exclusive of any other remedies to which you or we may be entitled in case of any breach or threatened breach of the terms and provisions of this Agreement. If any provision of this Agreement is held to be unenforceable, void or voidable, that provision will be ineffective to the extent of the prohibition without in any way invalidating or affecting the remaining provisions of this Agreement, and all remaining provisions will continue in effect. If any provision of this Agreement is held unenforceable due to its scope, but may be made enforceable by limiting its scope, the provision will be considered amended to the minimum extent necessary to make it enforceable. This Agreement will be interpreted without interpreting any provision in favor of or against either of us by reason of the drafting of the provision, or either of our positions relative to the other. Any covenant, term or provision of this Agreement that provides for continuing obligations after the expiration or termination of this Agreement will survive any expiration or termination. To the extent that the provisions of this Agreement provide for periods of notice less than those required by applicable law, or provide for termination, cancellation, non-renewal or the like other than in accordance with applicable law, those provisions will, to the extent they do not comply with applicable law, be superseded by said law, and we will comply with applicable law in connection with each of these matters.

b. Governing Law and Jurisdiction. This Agreement will become valid when signed by both of us. We each agree that the State of New York has a deep and well developed history of business decisional law. For this reason, we each agree that except to the extent governed by the United States Trademark Act of 1946 (Lanham Act; 15 U.S.C. ¶ 1050 et seq.), as amended, this Agreement, all relations between us, and any and all disputes between us, whether sounding in contract, tort, or otherwise, are to be exclusively construed in accordance with and/or governed by (as applicable) the laws of the State of New York without recourse to New York (or any other) choice of law or conflicts of law principles. If, however, any provision of this Agreement would not be enforceable under the laws of New York, and if the Hotel is located outside of New York and the provision would be enforceable under the laws of the state in which the Hotel is located, then the provision in question (and only that provision) will be interpreted and construed under the laws of that state. Nothing in this section is intended to invoke the application of any franchise, business opportunity, antitrust, “implied covenant,” unfair competition, fiduciary or any other doctrine of law of the State of New York or any other state which would not otherwise apply absent this Subparagraph 16.b.

Because, as stated above, the State of New York has a well developed history of business decisional law and because the courts of the State of New York are best suited to interpret and apply that law, we each agree that any litigation arising out of or related to this Agreement, any breach of this Agreement, the relationship between us, and, any and all disputes between us, whether sounding in contract, tort, or otherwise, will be submitted to and resolved exclusively by a court of competent jurisdiction located in the City and State of New York. You waive, and agree never to assert, move or otherwise claim that this venue is for any reason improper, inconvenient, prejudicial or otherwise inappropriate (including, any claim under the judicial doctrine of forum non conveniens).

If our mutual choice of venue in the City and State of New York is not honored by the subject court(s), then we each agree that any litigation arising out of or related to this Agreement; any breach of this Agreement; the relationship between us; and, any and all disputes between us, whether sounding in contract, tort, or otherwise, will instead be submitted to and resolved exclusively by a court of competent jurisdiction located in the City and County of Los Angeles, California. You waive, and agree never to assert, move or otherwise claim that this substitute venue is for any reason improper, inconvenient, prejudicial or otherwise inappropriate (including, any claim under the judicial doctrine of forum non conveniens).

c. Exclusive Benefit. This Agreement is exclusively for our and your benefit, and none of the obligations of either of us in this Agreement will run to, or be enforceable by, any other party (except for covenants in favor of the Entities, which covenants will run to and be enforceable by the Entities or their successors and assigns), or give rise to liability to a third party, except as otherwise specifically set forth in this Agreement.

d. Entire Agreement. You and we acknowledge that we want all terms of this business relationship defined in this written Agreement, and that neither of us wants to enter into a business relationship with the other in which any terms or obligations are subject to any oral statements or in which oral statements serve as the basis for creating rights or obligations different than or supplementary to the rights and obligations set forth in this Agreement. Therefore, you and we agree that this Agreement and its attachments will be construed together and will supersede and cancel any prior and/or contemporaneous discussions or writings (whether described as representations, inducements, promises, agreements or by any other term) between us. We each agree that we placed, and will place, no reliance on any such discussions or writings. You agree that no claims, representations or warranties of earnings, sales, profits, success or failure of the Hotel have been made to you. This Agreement and its attachments is the entire agreement between us and contains all of the terms, conditions, rights and obligations between us with respect to the Hotel and any other aspect of the relationship between us. No change, modification, amendment or waiver of any of the provisions of this Agreement will be effective or binding on us unless it is in writing, specifically identified as an amendment to this Agreement, signed by one of our officers, and which may include an estoppel and general release of Claims that you may have against us, Hilton or the Entities, in a form satisfactory to us. If any provision of this Agreement is inconsistent with the Manual, the provisions of this Agreement will prevail. No failure by us or by any of the Entities to exercise any power given us under this Agreement or to insist on strict compliance by you with any of your obligations, and no custom or practice at variance with the terms of this Agreement, will be considered a waiver of our or any Entity’s right to demand exact compliance with the terms of this Agreement.

e. Consent; Business Judgment. Wherever our consent or approval is required in this Agreement, unless the provision specifically indicates otherwise, we have the right to withhold our approval at our option taking into consideration our assessment of the long-term interests of the System overall. You and we recognize, and any arbitrator or judge is affirmatively advised that if those decisions are supported by our business judgment, neither an arbitrator nor a judge nor any other person reviewing those decisions will substitute his, her or its judgment for our judgment. When the terms of this Agreement specifically require that we not unreasonably withhold our approval or consent, if you are in default or breach under this Agreement, any withholding of our approval or consent will be considered reasonable. Our approvals and consents will not be effective unless given in writing. In no event may you make any claim for money damages based on any claim that we have unreasonably withheld or delayed any consent or approval to a proposed act by you under the terms of this Agreement. You also may not claim damages by way of set-off, counterclaim or defense for our withholding of consent. Your sole remedy for the claim will be an action or proceeding to enforce the provisions of this Agreement by specific performance or by declaratory judgment.

f. Notices. All notices must be in writing and will be effective on the earlier of (i) the day it is sent by facsimile with a confirmation of receipt; or (ii) one business day after it is sent by next business day delivery service; or (iii) the third business day after it is sent by first-class or certified mail or other form of express delivery to the appropriate party at the following single address, or such other single address as may be designated by the party to be notified (which, in no event, is a P.O. Box). If to us, the notice should be sent to our principal executive offices, addressed to “General Counsel.” The current address of our principal executive offices is as follows: 9336 Civic Center Drive, Beverly Hills, CA 90210. We will send notices to your address, as set forth in the Rider. Notice to you is deemed given if 1) delivered in writing by one of the delivery methods set forth above and 2) addressed to the principal correspondent for notice (“Principal Legal Correspondent”) at the address you designate in the Rider. If you want to change your address or the Principal Legal Correspondent, you must notify us in writing in accordance with the delivery procedure set forth in this Subparagraph 16.f. If, however, you designate a change in the Principal Legal Correspondent, and the person providing the notice is other than the then currently designated Principal Legal Correspondent, we reserve the right to require evidence, acceptable to us in our sole discretion, that the person requesting the change has the authority to do so. Except for notices of actions to be taken pursuant to Paragraph 14, you hereby grant us permission to send communications to you by facsimile for the purposes of notices under this Agreement, including this Subparagraph 16.f., and/or to provide information from us to you by facsimile or email, subject to any applicable laws. To the extent there are any regulations or laws prohibiting such mass communications and to the extent they are waivable, you hereby waive them.

g. General Release. You, on your own behalf and on behalf of, as applicable, your officers, directors, employees, heirs, administrators, executors, agents and representatives and their respective successors and assigns hereby release, remise, acquit and forever discharge us and the Entities and their officers, directors, employees, agents, representatives and their respective successors and assigns from any and all actions, claims, causes of action, suits, rights, debts, liabilities, accounts, agreements, covenants, contracts, promises, warranties, judgments, executions, demands, damages, costs and expenses, whether known or unknown at this time, of any kind or nature, absolute or contingent, existing at law or in equity, on account of any matter, cause or thing whatsoever that has happened, developed or occurred before you sign and deliver this Agreement to us (collectively, “Claims”). This release will survive the termination of this Agreement.

h. Estoppel Certificate. Whenever we reasonably request it, you will deliver to us an estoppel certificate in the form we require as to the matters described in this Agreement.

i. Descriptive Headings. The descriptive headings in this Agreement are for convenience only and will not control or affect the meaning or construction of any provision in this Agreement.

j. Representations and Warranties. You warrant, represent and agree that all statements you made in the Application you submitted to us in anticipation of this Agreement and all other documents and information you submitted to us are true, correct and complete as of the date of this Agreement and that you will continue to update them so that they are always true, correct and complete. You further represent and warrant to us that (i) you have the full legal power and authority to enter into this Agreement and that by entering into this Agreement you will not be breaching any agreement to which you are a party, and (ii) if you are a corporation, limited liability company, or other entity, (x) you are, and throughout the License Term will be, duly formed and validly existing, in good standing in the state in which you are organized, and are and will be authorized to do business in the state in which the Hotel is located and (y) the individual who executed this Agreement on your behalf has the authority to do so. You hereby indemnify and hold us harmless from any breach of these representations and warranties. These warranties and representations will survive the termination of this Agreement.

k. Time. Time is of the essence in this Agreement.

l. Counterparts. This Agreement may be signed in counterparts, each of which will be considered an original.

m. Performance Requirements/Responsibilities. Attachment A, setting forth certain of your performance conditions and requirements, is incorporated by reference and made a part of this Agreement.

n. Informational Copies. You acknowledge that we may provide, but are not required to provide, copies of any information we provide to you concerning the Hotel (such as quality assurance reports and default notices) to the owner and/or lessor of the Hotel.

o. Restricted Persons and Anti-bribery Representations and Warranties. You represent and warrant to us and to Hilton that to your actual or constructive knowledge neither you, including your directors and officers, senior management, shareholders or other persons having a controlling interest in you, and any funding sources we require you to specify, are not, and are not owned or controlled by, or acting on behalf of any of the following “Restricted Persons”: (1) the government of any country that is subject to an embargo imposed by the United States government; (2) entities located in or organized under the laws of any country that is subject to an embargo imposed by the United States government; (3) individuals ordinarily resident in any country that is subject to an embargo imposed by the United States government; or (4) persons identified from time to time by any government or legal authority under applicable laws as a person with whom dealings and transactions by us, Hilton and/or its Entities are prohibited or restricted, including persons designated on the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC) List of Specially Designated Nationals and Other Blocked Persons (including terrorists and narcotics traffickers); and similar restricted party listings, including those maintained by other governments pursuant to applicable United Nations, regional or national trade or financial sanctions. You agree that you will notify us in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties of this Subparagraph 16.o. incorrect. Notwithstanding anything to the contrary in this Agreement, you may not allow or sustain a Transfer to a Restricted Person or to an entity owned or controlled by a Restricted Person.

You further represent and warrant to us and to Hilton that you will not directly or indirectly pay, offer, give or promise to pay or authorize the payment of any monies or other things of value to:

(a) an official or employee of a government department, agency or instrumentality, state-owned or controlled enterprise or public international organization;

(b) any political party or candidate for political office; or

(c) any other person at the suggestion, request or direction or for the benefit of any of the above-described persons and entities if any such payment, offer, act or authorization is for purposes of influencing official actions or decisions or securing any improper advantage in order to obtain or retain business, or engaging in acts or transactions otherwise in violation of any applicable anti-bribery legislation.

17. WAIVER OF JURY TRIAL

TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN US (EVEN IF OTHER PARTIES OR OTHER CLAIMS

ARE INCLUDED IN SUCH LITIGATION), ALL THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MISREPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG US OR BETWEEN OR AMONG ANY OF OUR OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.

THIS AGREEMENT CONTINUES WITH AN ATTACHMENT A AND ATTACHMENT B, WHICH ARE A

PART OF THIS AGREEMENT.

ATTACHMENT A - PERFORMANCE CONDITIONS:

CHANGE OF OWNERSHIP

A.	Consultation. You or your representative(s) will meet with us to consult and coordinate with the project manager we assign to you. The meeting will take place within forty-five (45) days after we notify you of approval, and the meeting will be held at a location we select.

B.	Work and Purchase Requirement. If applicable, the PIP is attached to this Agreement as Exhibit A, and incorporated in this Attachment A. You will perform the renovation and/or construction work and purchase the items described on the PIP (the “Renovation Work”) on or before the completion date specified on the Rider. The Renovation Work will include your purchasing and/or leasing and installing all fixtures, equipment, furnishings, furniture, signs, computer terminals and related equipment, supplies and other items that would be required of a new System hotel under the Manual and any other equipment, furnishings and supplies as we may require for you to operate the Hotel. You will be solely responsible for obtaining all necessary licenses, permits and zoning variances required for the Hotel.

C.	Approval of Architect/Designer/Contractors. Before you submit Plans and Designs (as defined in Paragraph D) to us, you will furnish us with resumes and other information we request pertaining to the architect and/or interior designer you desire to retain to prepare your Plans and Designs. The Plans and Designs will not be approved until we have approved the architect and designer who are to prepare the Plans and Designs. Before Renovation Work, you will also submit to us resumes and other information we request pertaining to the general contractor and/or any major subcontractors for the Renovation Work. Renovation Work will not begin until we have approved the contractors, which approval may be conditioned on bonding of the contractors.

D.	Approval of Plans and Designs. On or before the date specified on the Rider for submission of the Plans, you must submit to us your plans, layouts, specifications, drawings and designs for the Renovation Work, including any proposed changes to the Hotel’s furnishings, fixtures, equipment, signs, decor, and physical appearance (collectively, the “Plans and Designs”). We may supply you with representative prototype Guest Room and public area plans and schematic building plans as a guide for preparation of the Plans and Designs. Renovation Work will not begin unless and until we have approved the Plans and Designs. Before we approve the Plans and Designs, we may require you to submit to us the existing plans, equipment, layouts, specifications, drawings and designs for the Hotel. Once we approve the Plans and Designs, no change may be made to the Plans and Designs without our advance consent. In approving the Plans and Designs, we do not warrant the depth of our analysis or assume any responsibility for the efficacy of the Plans and Designs or the resulting Renovation Work. You will cause the Hotel renovation and/or construction to be in accordance with this Agreement, the approved Plans and Designs, the Manual and the PIP. You will be solely responsible for obtaining all necessary licenses, permits and zoning variances that may be required for the Renovation Work. It is solely your responsibility to ensure your Plans comply with our then prevailing standards and specifications as set forth in the Manual and with all Legal Requirements (as defined below).

You are responsible for making certain that the Hotel and the Renovation Work complies in all respects with all Legal Requirements. For purposes of this Agreement, “Legal Requirements” means all public laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities, which, now or hereafter, may apply to the construction, completion, equipping and Opening of the Hotel and the operation of the Hotel, including environmental, zoning, building, and life safety. We and Hilton will have the right to, and you will arrange for us and Hilton to, participate in all progress meetings during the development and construction of the Hotel, to have access to all contract and construction documents relating to the Hotel, and to have access to the Hotel during reasonable business hours to visit the Hotel and the Renovation Work. However, neither we nor

Attachment A - 1

Hilton are obligated to participate in progress meetings, or visit the Hotel and the Renovation Work, and our and Hilton’s participation and site visits are not to be considered as a representation of the adequacy of the construction, the structural integrity, or the sufficiency of mechanical and electrical systems for the Hotel. Before we approve your Plans, your architect or other certified professional must certify to us that the Plans either comply with all applicable Legal Requirements relating to accessibility/accommodations/facilities for those with disabilities. Within ten (10) days after completion of the Renovation Work, your architect, general contractor or other certified professional must provide us with a certificate stating that the as-built premises complies with all applicable Legal Requirements relating to accessibility/accommodations/facilities for those with disabilities.

The Manual may not be used by you or any design or construction professional for any hotel project other than the Hotel.

E.	Commencement; Completion. You will begin the Renovation Work on or before the date specified on the Rider and will continue the Renovation Work uninterrupted (except to the extent continuation is prevented by events beyond Licensee’s control, such as acts of God, third party strikes, acts of terrorism, war, or general governmental restrictions (“Force Majeure”)) until it is completed. For purposes of this Paragraph E, Force Majeure does not include your own financial inability, inability to obtain financing, inability to obtain permits or any other events unique to you or the Hotel. Notwithstanding any Force Majeure, or any other matter, the Renovation Work must be completed and the Hotel must be furnished, equipped, and comply with this Agreement no later than the date specified in the Rider (the “Renovation Work Completion Date”). We will have the sole right to determine whether the Renovation Work has been completed in accordance with this Agreement, the approved Plans and Designs, the Manual and the PIP.

F.	Site Visits. During the course of Renovation Work, you and your architect, designer, contractors, and subcontractors will cooperate fully with us for the purpose of permitting us to visit the Hotel and review the progress of the Renovation Work. In addition, you and your contractors, architect and designer will supply us with samples of construction materials, supplies, equipment, materials and reports as we may request and give our representatives access to the Hotel Site and Renovation Work in order to permit us to carry out our site visits.

G.	Progress Reports. You will submit to us upon our request a report showing progress made toward fulfilling the terms of this Agreement.

H.	Acquisition of Equipment, Furnishings, and Supplies. You will purchase and/or lease and install all fixtures, equipment, furnishings, furniture, signs, computer terminals and related equipment, supplies and other items we require in order to assure that the Renovation Work is completed under this Agreement.

I.	Cost of Construction and Equipping. You will bear the entire cost of the Renovation Work, including the cost of the Plans and Designs, professional fees, licenses, permits, equipment, furniture, furnishings and supplies.

J.	Limitation of Liability. We will have no liability or obligation with respect to design and construction of the Hotel. We have furnished to you that portion of the Manual which contains the technical standards and specifications to assist you in completing the Renovation Work. You acknowledge you have studied these standards and specifications and satisfied yourself that the Hotel can be designed, furnished and equipped in accordance with these standards and specifications and that you and your design and construction consultants and contractors have the necessary resources and skills to do so. The Manual does not encompass the architectural, structural, mechanical or electrical safety, adequacy, integrity or efficiency of the design or compliance with applicable Legal Requirements. We do not undertake to approve the Hotel as complying with governmental requirements or as being safe for guests or other third parties and we have no responsibilities in these areas. You must indemnify us with regard to compliance with these matters to the extent provided in Paragraph 9 of this Agreement.

Attachment A - 2

K.	Conditional Authorization. We may conditionally authorize you to continue to operate the Hotel as a System hotel even though you have not fully complied with the terms of this Attachment. Under certain circumstances, we may suspend services to the Hotel (including reservation services) while the Renovation Work is being performed by you.

L.	Performance of Agreement. You agree to satisfy all of the terms and conditions of this Agreement, and to equip, supply, staff and otherwise make the Hotel ready to continue to operate under our standards. As a result of your efforts to comply with the terms and conditions of this Agreement, you will incur significant expense and expend substantial time and effort. You acknowledge and agree that we will have no liability or obligation to you for any losses, obligations, liabilities or expenses you incur if we terminate this Agreement because you have not complied with the terms and conditions of this Agreement.

(Remainder of page left intentionally blank.)

Attachment A - 3

ATTACHMENT B -

RIDER TO FRANCHISE LICENSE AGREEMENT

Effective Date:

CLOSING DATE

Licensor Name:	HAMPTON INNS FRANCHISE LLC, a Delaware limited liability company

Licensed Brand:	Hampton Inn

Initial Approved Hotel Name (Trade Name):	Hampton Inn - Bowling Green

Principal Name in Licensed Brand:	Hampton

Licensee Name and Address (Principal Legal Correspondent):	Apple Eight Hospitality Management, Inc. Krissy Gathright 814 East Main Street Richmond, VA 23219 Telephone: (804) 344-8121 Facsimile: (804) 344-8129 Email: kgathright@applereit.com

Address of Hotel:	233 Three Springs Road Bowling Green, KY 42104

Initial Number of Approved Guest Rooms:	130

Plans Submission Dates:	N/A

Renovation Commencement Date:	As of the Effective Date

Renovation Work Completion Date:	In Accordance with the Attached Product Improvement Plan (“PIP”)

Licensee agrees that the Renovation Commencement Date and Renovation Work Completion Date may be extended by written notice from Licensor in its discretion.

Expiration of Term:	At midnight on the last day of the month of the tenth anniversary of the Effective Date

Monthly Program Fee:	Four percent (4%) of the Hotel’s Gross Rooms Revenue, as defined in Subparagraph 7.b. of the Agreement, for the preceding calendar month. The Monthly Program Fee may be subject to change in accordance with Subparagraph 7.a. above.

Monthly Royalty Fee:	Four percent (4%) of the Hotel’s Gross Rooms Revenue, as defined in Subparagraph 7.b. of the Agreement, for the preceding calendar month, until and including the day before the fifth (5th) anniversary of the Effective Date, increasing to five percent (5%) of the Hotel’s Gross Rooms Revenue after such date for the remainder of the License Term.

Attachment B - 1

Additional Requirements/Special Provisions [Paragraph #]:

•	Paragraph 10 – Right of First Offer: deleted and replaced with Paragraph entitled “Notice Concurrent to Offering a Marketed Interest”

•	All references to “Opening Date” in this Agreement are hereby amended to read “Effective Date”

Your Ownership Structure:

See Attached Schedule 1

Ownership Structure of Affiliate Fee Owner or Lessor/Sublessor of the Hotel or Hotel Site:

See Attached Schedule 2

IN WITNESS WHEREOF, the parties have executed this Agreement, which has an effective date as of the date set forth in this Rider (the “Effective Date”).

LICENSEE:		LICENSOR:

APPLE EIGHT HOSPITALITY MANAGEMENT, INC., a Virginia corporation		HAMPTON INNS FRANCHISE LLC a Delaware limited liability company

By:	/s/ Justin Knight	By:
Name:	Justin Knight	Name:
Title:		Title:

Executed on:

Attachment B - 2

SCHEDULE 1

Your Ownership Structure:	APPLE HOSPITALITY MANAGEMENT, INC.,	100%
a Virginia corporation

Name (Shareholder, Partner, Member, and Manager)		Nature of Ownership Interest	% Interest
Apple Eight Hospitality, Inc. a Virginia corporation		Sole Shareholder	100%

Apple REIT Eight, Inc. (REIT)	100%

Attachment B - 3

SCHEDULE 2

Ownership Structure of Affiliate Fee Owner or Lessor/Sublessor of the Hotel or Hotel Site:

Apple Eight Hospitality Ownership, Inc.,

a Virginia corporation

Name (Shareholder, Partner, Member, and Manager)	Nature of Ownership Interest	% Interest
Apple Eight Hospitality, Inc. a Virginia corporation	Sole Shareholder	100%

Apple REIT Eight, Inc., (REIT)

Attachment B - 4

EXHIBIT A

PRODUCT IMPROVEMENT PLAN

Hampton Inn BOWLING GREEN, KY

Conducted On: 08/21/2007 by Barry Cunningham

THE IMPROVEMENTS IDENTIFIED IN THIS REPORT ARE BASED ON CONDITIONS EXISTING ON THE ABOVE DATE. PROPERTY TRANSACTIONS OCCURRING AFTER 180 DAYS WILL REQUIRE AN UPDATED REPORT. ANY WAIVERS AND/OR VARIANCES ISSUED ARE CANCELLED AND NO LONGER EFFECTIVE AT TIME OF SALE, CLOSING, OR ANY OTHER AMENDMENT TO THE ORIGINAL FRANCHISE AGREEMENT. HILTON HOTELS DOES NOT AND CANNOT WARRANT CONFORMANCE WITH INTERPRETATION OF THE AMERICANS WITH DISABILITIES ACT (“ADA”) AND THE ADA ACCESSIBILITY GUIDELINES. OWNERSHIP IS RESPONSIBLE FOR COMPLIANCE WITH APPLICABLE PROVISIONS OF THE ADA. APPROPRIATE COUNSEL TO ENSURE COMPLIANCE IS URGED.

BRAND STANDARDS

	Start Date	Scope of work	Finish Date	Status
MAJOR RULES
1	FLA Effective Date	Technology – Hilton Hotels Corporation is implementing a new national standard for High Speed Internet Access that establishes a single company-wide solution. This hotel is required to implement this new HSIA solution by 12/31/07. An upgrade (or replacement) of hardware, cabling and bandwidth may be required to meet the new standard.	12/31/2007	BRAND REQUIREMENT

2	FLA Effective Date	Exterior - Install DMX Audio in the canopy (standard 304.00E).	180 Days	BRAND REQUIREMENT

SUPPORT RULES
3	FLA Effective Date	Building - Replace all round door knobs. Install lever-style handles. This requirement applies in all guest rooms, public areas and the back of the house.	180 Days	BRAND REQUIREMENT

4	FLA Effective Date	Design approval must be obtained from Hilton Hotels Corporation within 90 days of active start date of this Product Improvement Plan.	90 Days	BRAND REQUIREMENT

COMMERCIAL FACILITIES

	Start Date	Scope of work	Finish Date	Status
BREAKFAST BAR/LOBBY AREA
5	FLA Effective Date	Lobby/Breakfast Area – Renovate the lobby and breakfast area to meet the new Hampton Inn brand initiative. This “Hampton Zoned Lobby” will require extensive remodeling and replacement of furniture, fixtures, finishes and other equipment not found in the current standards. This includes seating, lighting, flooring, walls, service spaces and all other areas of the general lobby space. Do not start renovations until you have received the specifications and plans for this initiative.	180 Days	BRAND REQUIREMENT

Exhibit A - 1

CORRIDORS/ELEVATORS/STAIRWELLS
6	FLA Effective Date	Corridors - Replace the 1st floor corridor carpet, carpet pad and carpet base. Carpet must match on all floors. If matching carpet cannot be located, replace carpet on all floors.	180 Days	CONDITION

7	FLA Effective Date	Corridors - Install soffit(s) finished to match wall/ceiling finishes to conceal all exposed wiring. Exposed conduit, wire molding, or wire is not acceptable.	180 Days	CONDITION

ENTRANCE/REGISTRATION AREA/FRONT DESK
8	FLA Effective Date	Registration Desk – Renovate the front desk to meet the new Hampton Inn brand initiative as noted in the breakfast area/lobby section. Install built-in registration access at the front desk to meet ADA requirements.	180 Days	BRAND REQUIREMENT

MEETING ROOMS AND BOARDROOM
9	FLA Effective Date	Meeting Room - Replace the built-in counters. Built-in counters must have quartz or granite tops (standard 307.02F).	180 Days	BRAND REQUIREMENT

PUBLIC RESTROOMS
10	FLA Effective Date	Public Restrooms – Replace the vanities. Built-in vanities must have a natural granite top with matching back splash, side splash and skirt compliant with ADA.	180 Days	BRAND REQUIREMENT

11	FLA Effective Date	Public Restrooms – Install a decorative framed mirror above all vanities. The frame width must be 2” minimum.	180 Days	BRAND REQUIREMENT

12	FLA Effective Date	Public Restrooms - Remove the wall tile and install vinyl wall covering.	180 Days	BRAND REQUIREMENT

13	FLA Effective Date	Public Restrooms – Replace the floor tile. Install 12” (minimum) ceramic or porcelain tile with matching base.	180 Days	BRAND REQUIREMENT

RECREATION FACILITIES
14	FLA Effective Date	Pool - Replace the pool furniture.	180 Days	CONDITION

15	FLA Effective Date	Pool – Remove all stencils from the pool deck. Install “No Diving” and “depth” markers in recessed tile with 4” lettering (see standard 308.02C).	180 Days	BRAND REQUIREMENT

GUEST ROOMS

	Start Date	Scope of work	Finish Date	Status
BATHROOMS
16	FLA Effective Date	Guest Bathrooms – Install a surface/ceiling mounted light fixture with two PLI8 watt fluorescent lamps near the shower, in addition to the light over the vanity.	9 Months	BRAND REQUIREMENT

17	FLA Effective Date	Guest Bathrooms – Remove the bathroom lighting above the vanity. Install a decorative, fluorescent light fixture above the vanity mirror. Repair the ceiling to a “like-new” condition. Submit all plans and specifications to Hilton Hotels Corporation prior to renovation.	9 Months	BRAND REQUIREMENT

18	FLA Effective Date	Guest Bathrooms – Remove the towel shelf. Install a wood towel cubbie centered above the toilet. See Hampton Inn standards for specifications.	9 Months	BRAND REQUIREMENT

BEDROOMS
19	FLA Effective Date	Guest Bedrooms – All guestrooms must be renovated using the new Hampton Inn Casegoods Package. Final specifications and plans have not been released. At a minimum, all casegoods must be replaced. In addition, all items listed in this section must also be replaced as noted. However, the final release of these specifications may require renovations that exceed the minimum requirements listed in this product improvement plan. The hotel is required to renovate to the specifications listed in the design package. This may also include artwork, lamps, flooring, wall covering and other FF and E. Do not start renovation design until the specifications book for the Hampton Inn Casegoods Package has been received.	9 Months	BRAND REQUIREMENT

20	FLA Effective Date	Guestrooms – Install digital thermostats for all HVAC units.	9 Months	BRAND REQUIREMENT

21	FLA Effective Date	Guest Bedrooms - Install an approved auxiliary lock on all connecting doors.	9 Months	BRAND REQUIREMENT

22	FLA Effective Date	Guestrooms – Replace all televisions. Install plasma or LCD high-definition commercial televisions (HDTV) in a 16:9 format. The hotel’s MATV system must be able to pass HD content programming to guest rooms. Televisions must be a minimum of 26” and may not exceed the recommended size of 32”.	9 Months	BRAND REQUIREMENT

Exhibit A - 2

This PIP review is limited to aesthetic and functional layout and design, and certain functional, operational and quality criteria as specified by Hilton Hotels Corporation. It does not encompass and Hilton Hotels Corporation does not make any representation or warranty as to, nor shall be responsible for, the architectural, structural, mechanical, or electrical adequacy or other compliance with applicable government or other legal requirements. Compliance with Hilton Hotels Corporation fire safety and security equipment standards and all applicable local, state and federal building codes are required. Any omission in this PIP report does not constitute a waiver of such requirements and does not release the licensee’s responsibility to conform to Hilton Hotels Corporation standards.

Exhibit A - 3